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TABLE OF CONTENTS Prospectus Supplement

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Dated September 6, 2011

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 19, 2010)

$

Public Service Company
of New Hampshire

      % First Mortgage Bonds, Series R, due 2021

              We will pay interest on the Series R Bonds on March 1 and September 1 of each year, beginning March 1, 2012. The Series R Bonds will mature on September 1, 2021. We may redeem some or all of the Series R Bonds at our option in the manner and at the redemption prices described under "Description of the Series R Bonds—Optional Redemption."

              The Series R Bonds will rank equally with all of our other existing and future first mortgage bonds issued under our first mortgage indenture.

              Investing in the Series R Bonds involves risks. See "Risk Factors" on page S-2 of this prospectus supplement.

	Per Series R Bond		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us		%	$

(1)
Plus accrued interest, if any, from September     , 2011.

              The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The underwriters expect to deliver the Series R Bonds to purchasers only in book-entry form through the facilities of The Depository Trust Company in New York, New York on or about September     , 2011.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Co-Manager

Wells Fargo Securities

The date of this prospectus supplement is September     , 2011.

              No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the Series R Bonds offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

              This document is in two parts. The first part is this prospectus supplement, which describes the terms of our offering of the Series R Bonds and also adds to and updates information contained in the accompanying prospectus and the documents relating to us incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which contains a general description of our first mortgage bonds (the PSNH Bonds) of which the Series R Bonds is a series. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained or incorporated by reference in this prospectus supplement shall control.

              This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed jointly with our parent, Northeast Utilities, and two of our affiliates with the Securities and Exchange Commission (Commission) using a "shelf registration process" as a "well-known seasoned issuer." Under the shelf registration process, we may, from time to time, issue and sell to the public the PSNH Bonds described in the accompanying prospectus up to an indeterminate amount, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of the Series R Bonds and this offering.

              In this prospectus supplement, "we," "our," "ours" and "us" refer to Public Service Company of New Hampshire, unless the context otherwise requires.

DOCUMENTS INCORPORATED BY REFERENCE

              We are subject to the informational requirements of the Securities Exchange Act of 1934 (the Exchange Act) and, therefore, we are required to file annual, quarterly and current reports and other information with the Commission. Our filings are available to the public on the Internet at the Commission's home page at http://www.sec.gov. You may also read and copy any document at the Commission's public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. Call the Commission at 1-800-SEC-0330 for more information about the public reference room and how to request documents. You can find additional information about us at our parent company's website: http://www.nu.com. The information on this website is not a part of this prospectus supplement or the accompanying prospectus.

              The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Later information that we file with the Commission will automatically update and supersede this information. We are only incorporating the information that relates to us. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed, until we sell all of the Series R Bonds:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011; and

  •
  Our Current Report on Form 8-K dated June 2, 2011.

              We and our parent company, Northeast Utilities, separately filed the combined Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q listed above. However, the information contained in those combined reports relating solely to our parent and its subsidiaries (other than us and our consolidated subsidiaries), was separately filed by Northeast Utilities on its behalf, and the information contained in those combined reports relating solely to us and our consolidated subsidiaries was separately filed by us. We do not intend to incorporate by reference into this prospectus supplement the information relating to Northeast Utilities and its subsidiaries (other than us and our consolidated subsidiaries), and we make no representations as to the information relating to Northeast Utilities and its subsidiaries (other than us and our consolidated subsidiaries) contained in such combined reports. The only information you should rely upon in determining whether to invest in the securities offered hereby is the information of us and our consolidated subsidiaries contained in this prospectus supplement and the accompanying prospectus, the information separately provided by us and our consolidated subsidiaries in the documents incorporated by reference herein and any free writing prospectus used in connection with the offering of securities described in this prospectus supplement.

              We will provide to each person, including any beneficial owner of the Series R Bonds to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your request to:

Susan B. Weber
Assistant Treasurer–Finance
Public Service Company of New Hampshire
c/o Northeast Utilities Service Company
56 Prospect Street
Hartford, Connecticut 06103
(860) 728-4632

RISK FACTORS

              Investing in the Series R Bonds involves risks. You should carefully consider the risks described under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, and the risks described under "Risk Factors" in Item 1A of Part II of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, in each case, incorporated by reference in this prospectus supplement and the accompanying prospectus, the information contained under "Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995" in this prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in the Series R Bonds.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

              We make statements in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference concerning our expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify our "forward-looking statements" through the use of words or phrases such as "estimate," "expect," "anticipate," "intend," "plan," "project," "believe," "forecast," "should," "could," and other similar expressions. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause our actual results to differ materially from those contained in our forward-looking statements, including, but not limited to, actions or inaction by local, state and federal regulatory bodies, changes in business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products and services, changes in weather patterns, changes in laws, regulations or regulatory policy, changes in levels and timing of capital expenditures, disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly, developments in legal or public policy doctrines, technological developments, changes in accounting standards and financial reporting regulations, actions of rating agencies, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in reports we file with the Commission and updated as necessary and we encourage you to consult such disclosures. See "Risk Factors."

              All such factors are difficult to predict, contain uncertainties that may materially affect our actual results and are beyond our control. You should not place undue reliance on the forward-looking statements, each speaks only as of the date on which such statement is made and, except as required by federal securities laws, we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

              We are a New Hampshire corporation and wholly-owned subsidiary of Northeast Utilities ("NU"), a public utility holding company registered with the Federal Energy Regulatory Commission. We are primarily engaged in the generation, purchase, transmission, delivery and sale of electricity to residential, commercial and industrial customers. At June 30, 2011, we furnished retail franchise electric service to approximately 500,000 retail customers in 211 cities and towns in New Hampshire. We also own and operate approximately 1,200 MW of primarily fossil-fueled electricity generation assets. Included in those generation assets is our 50 MW wood-burning Northern Wood Power Project at Schiller Station in Portsmouth, New Hampshire, and approximately 70 MW of hydroelectric generation. We have two active wholly-owned subsidiaries, PSNH Funding LLC and Properties, Inc. These subsidiaries service our intangible transition assets and own and acquire real property, respectively. Our principal executive offices are located at Energy Park, 780 North Commercial Street, Manchester, New Hampshire 03101-1134 and our telephone number is (603) 669-4000.

USE OF PROCEEDS

              We estimate that the net proceeds from the sale of the Series R Bonds after payment of the underwriting discount and our expenses will be approximately $       million. We will use the net proceeds of the offering of the Series R Bonds (i) to refinance our short-term debt previously incurred in the ordinary course of business and (ii) for general working capital purposes, including to finance capital expenditures. As of September , 2011, we had approximately $       million of short-term debt previously incurred in the ordinary course of business outstanding to affiliates under our money pool arrangements (which had a weighted-average annual interest rate at that date of      %) and approximately $       million outstanding under our revolving credit facility (which had a weighted-average annual interest rate at that date of      %). See "Underwriting—Relationships."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

              We have derived the selected historical consolidated financial information set forth below as of and for the years ended December 31, 2006, 2007, 2008, 2009 and 2010 from our annual and quarterly financial statements. Our annual financial statements for each of such years have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. Our annual financial statements for the three-year period ended December 31, 2010, the accompanying notes and the report from Deloitte & Touche LLP are included in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein. We have derived the selected historical consolidated financial information set forth below as of and for the six months ended June 30, 2011 from our unaudited quarterly financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which is incorporated by reference herein. Such quarterly information is not necessarily indicative of the results that may be expected for the entire year.

              The following material, which is presented in this prospectus supplement solely to furnish summary information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference herein.

	Six months ended June 30, 2011 (unaudited)	Year ended December 31,
		2010	2009	2008	2007	2006
		(in thousands)
Income Statement Data
Operating revenues	$509,661	$1,033,439	$1,109,591	$1,141,202	$1,083,072	$1,140,900
Operating expenses	424,787	857,253	975,004	1,018,253	966,241	1,028,015
Operating income	84,874	176,186	134,587	122,949	116,831	112,885
Net income	49,129	90,067	65,570	58,067	54,434	35,323

		As of December 31,
	As of June 30, 2011 (unaudited)
		2010	2009	2008	2007	2006
		(in thousands)
Balance Sheet Data
Total assets	$2,884,492	$2,879,121	$2,697,191	$2,628,833	$2,106,969	$2,071,276
Rate reduction bonds(1)	112,195	138,247	188,113	235,139	282,018	333,831
Long-term debt(2)	838,304	836,365	836,255	686,779	576,997	507,099
Common stockholder's equity	963,438	926,447	727,445	633,715	537,867	467,562

(1)
Rate reduction bonds are non-recourse to us.

(2)
Does not include rate reduction bonds; includes current maturities.

 RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES

              Our ratio of consolidated earnings to fixed charges for each of the years ended December 31, 2006 through 2010 and for the six months ended June 30, 2011 is as follows:

	Six months ended June 30, 2011 (unaudited)	Year ended December 31,
		2010	2009	2008	2007	2006
Ratio of Consolidated Earnings to Fixed Charges(1)	3.66x	3.45x	2.85x	2.41x	2.47x	2.44x

(1)
For purposes of computing the ratios: (i) earnings consists of income before income tax expense and fixed charges on debt (including rate reduction bonds) less interest capitalized and distributed income of equity investees; and (ii) fixed charges consist of interest on long-term debt (including rate reduction bonds), amortized premiums, discounts and capitalized expenses related to indebtedness, the interest on short-term debt, the interest component of rental expenses and other interest.

CAPITALIZATION

              The following table sets forth our debt and equity capitalization as of June 30, 2011 (i) on a historical basis and (ii) as adjusted to give effect to this offering of Series R Bonds and the application of the estimated net proceeds of this offering as described under "Use of Proceeds." You should read this table in conjunction with our selected historical consolidated financial information presented elsewhere in this prospectus supplement along with our consolidated financial statements and related notes incorporated by reference herein.

	June 30, 2011		June 30, 2011
	Actual		As Adjusted
	$ (in thousands)%		$ (in thousands)%
Capitalization:
Long-term debt(1)	$839,485	44.9%	$	%
Short-term debt(2)	65,800	3.5
Common stockholder's equity	963,438	51.6

Total Capitalization	$1,868,723	100.0%	$	100.0%

(1)
Does not include rate reduction bonds or the net unamortized discount on long-term debt of approximately $1.2 million as of June 30, 2011.

(2)
Consists of borrowings by us under our revolving credit facility ($22.0 million) and borrowings by us under our money pool arrangements ($43.8 million).

DESCRIPTION OF THE SERIES R BONDS

              The description of the Series R Bonds below supplements the description of the PSNH Bonds contained in the accompanying prospectus. If the descriptions are inconsistent, this prospectus supplement controls. You should read the accompanying prospectus for a detailed summary of additional provisions of the Series R Bonds and of the PSNH Indenture (as defined below). The following summary and the description set forth in the accompanying prospectus do not purport to be complete and are subject to, and qualified in their entirety by, all provisions of the PSNH Indenture and the Restatement (as defined below). Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus.

General

              The Series R Bonds are a separate series of the PSNH Bonds described in the accompanying prospectus and will be issued under the Nineteenth Supplemental Indenture (Supplemental Indenture), dated as of September 1, 2011, between us and U.S. Bank National Association, as successor trustee (PSNH Trustee), supplementing our first mortgage indenture, dated as of August 15, 1978, as amended and supplemented (PSNH Indenture) and described below and in the accompanying prospectus. The Series R Bonds will constitute the nineteenth series of PSNH Bonds issued under the PSNH Indenture. The Series R Bonds are initially being offered in the aggregate principal amount of $            and will mature on September 1, 2021. The Series R Bonds will rank equally with all of our other existing and future first mortgage bonds issued under the PSNH Indenture. We may, without the consent of the holders of the Series R Bonds, create and issue, pursuant to a separate supplemental indenture, additional PSNH Bonds having the same terms and conditions as the Series R Bonds, including having the same related CUSIP number, except for the date of original issuance, the initial interest payment date and the offering price. Additional PSNH Bonds issued in this manner shall be consolidated and form a single series with the Series R Bonds.

              The Series R Bonds are not entitled to the benefit of any sinking fund. The Series R Bonds may be redeemed at our option only under the circumstances described in this prospectus supplement under "—Optional Redemption."

              We will issue the Series R Bonds in fully registered form in denominations of $1,000 and multiples thereof. The PSNH Trustee will register transfers and exchanges of the Series R Bonds and will serve as paying agent for the Series R Bonds. Principal and interest on the Series R Bonds will be payable at the PSNH Trustee's corporate trust office in Morristown, New Jersey. We will initially issue the Series R Bonds in global form. Please refer to "—Global Securities" in this prospectus supplement and "Book-Entry System" in the accompanying prospectus.

Amendment and Restatement of the PSNH Indenture

              As described in the accompanying prospectus, we have been seeking to amend and restate the PSNH Indenture substantially in its entirety (the "Restatement"). On June 1, 2011, the Restatement became effective upon the redemption of an aggregate of $119.8 million principal amount of tax-exempt bonds (originally issued by the Business Finance Authority of the State of New Hampshire), which resulted in the simultaneous redemption of an aggregate of $119.8 million principal amount of two then-outstanding series of our first mortgage bonds. Upon the redemption of these first mortgage bonds, the holders of more than 50% of the total principal amount of PSNH Bonds then outstanding under the PSNH Indenture had consented to the terms of the Restatement that require such majority consent to become effective (the "First Effective Date"), and the Restatement became effective immediately.

              Certain remaining changes in the Restatement require the consent of the holders of 100% of the total principal amount of all PSNH Bonds then outstanding under the PSNH Indenture. As a result, these remaining changes will not become effective until we receive the required unanimous consent (the "Second Effective Date"). Each holder of the Series R Bonds, solely by acquiring the Series R Bonds, including beneficial interests therein, will have consented, and will be deemed to have consented, without the need for any further action or consent by such holder, to the remaining changes that require consent of the holders of 100% of the total principal amount of all PSNH Bonds then outstanding under the PSNH Indenture.

              We intend to include a similar consent to the terms of the Restatement that require 100% consent as part of the terms of any new PSNH Bonds issued under the PSNH Indenture after the Series R Bonds. Thereafter, the terms of the Restatement that require 100% consent would become effective automatically upon receipt of the requisite 100% consent (i.e., on the Second Effective Date). As of August 31, 2011, there were five series of PSNH Bonds outstanding that we have not asked to consent to the Restatement: $50 million of 5.25% First Mortgage Bonds, Series L, due 2014 and $50 million of 5.60% First Mortgage Bonds, Series M, due October 5, 2035, each of which series is callable with make-whole redemption provisions; and three additional series of PSNH Bonds (2001 Series I, 2001 Series J and 2001 Series K) in an aggregate principal amount of approximately $287.5 million that mature on May 1, 2021, each of which series secures our obligations relating to a like principal amount of tax-exempt bonds that also mature on May 1, 2021. Such tax-exempt bonds are callable at various fixed redemption prices, and redemption of these tax-exempt bonds would result in the concurrent redemption of the Series I, Series J and Series K PSNH Bonds, as the case may be. We have no present plans to redeem any of such bonds. Accordingly, we expect that the Second Effective Date will occur no earlier than the date on which the last series of these PSNH Bonds matures in 2035.

              The accompanying prospectus contains a summary description of the material provisions of the PSNH Indenture, including the material changes effected on the First Effective Date and those provisions that will become effective on the Second Effective Date.

              THERE ARE MATERIAL DIFFERENCES BETWEEN THE PSNH INDENTURE NOW IN EFFECT AND AS IT WILL BE IN EFFECT ON THE SECOND EFFECTIVE DATE. YOU ARE ADVISED TO READ CAREFULLY THE SUMMARY CONTAINED IN THE ACCOMPANYING PROSPECTUS TO UNDERSTAND THE CHANGES THAT WILL BECOME EFFECTIVE ON THE SECOND EFFECTIVE DATE. THE SUMMARY DESCRIPTION OF THE PSNH INDENTURE IN THE ACCOMPANYING PROSPECTUS DOES NOT PURPORT TO BE COMPLETE. A COPY OF THE COMPOSITE AMENDED AND RESTATED INDENTURE, EFFECTIVE JUNE 1, 2011, IS INCLUDED AS SCHEDULE C TO THE EIGHTEENTH SUPPLEMENTAL INDENTURE FILED AS AN EXHIBIT TO OUR CURRENT REPORT ON FORM 8-K FILED WITH THE COMMISSION ON JUNE 2, 2011, AND INCORPORATED BY REFERENCE INTO OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2011, AS EXHIBIT 4.2.

Interest

              The Series R Bonds will bear interest at the rate of        % per year. We will pay interest semiannually in arrears on March 1 and September 1 of each year (each, an "Interest Payment Date"). The first Interest Payment Date will be March 1, 2012, and the final Interest Payment Date will be September 1, 2021, the date the Series R Bonds mature. Interest on the Series R Bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. If an Interest Payment Date, redemption date or the maturity date of the Series R Bonds falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day (without any interest or other payment in respect of such delay).

              Interest on the Series R Bonds will accrue from, and including, the date of original issuance of the Series R Bonds to, and excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the maturity date, as the case may be. In addition, interest which is overdue shall bear interest at the rate of        % per annum.

              We will pay the interest due on any Interest Payment Date to the person in whose name the Series R Bonds are registered at the close of business on the business day prior to each Interest Payment Date.

              When we use the term "business day," we mean any day except a Saturday, Sunday or a legal holiday or a day on which banking institutions are authorized pursuant to law to close and on which the corporate trust offices of the PSNH Trustee in Minnesota or New Jersey are not open for business.

Issuance Test for Additional PSNH Bonds

              On the First Effective Date, the bond issuance and earnings coverage requirements described in the accompanying prospectus were replaced with a new test for the issuance of additional PSNH Bonds. The Restatement allows us to issue new bonds under the PSNH Indenture in an unlimited amount so long as, after giving effect to such issue, the aggregate amount of all outstanding PSNH Bonds and "secured debt" (generally, debt secured by a lien equal with or prior to the lien of the PSNH Indenture) does not exceed 75% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the PSNH Indenture plus (2) certain cash then on deposit with the PSNH Trustee. Under this test, after giving effect to the issuance of the Series R Bonds, the aggregate amount of all outstanding bonds and secured debt ($            ) may not exceed 75% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the PSNH Indenture ($            ) plus (2) certain cash on deposit with the PSNH Trustee ($             ), in each case as of June 30, 2011, which equals $            .

Optional Redemption

              The Series R Bonds may be redeemed, in whole at any time or in part from time to time, at our option. At any time prior to June 1, 2021 (three months prior to the maturity date of the Series R Bonds), the redemption price will be equal to the greater of:

  •
  one hundred percent (100%) of the principal amount of the Series R Bonds being redeemed, plus accrued interest thereon to the redemption date, or

  •
  as determined by the Quotation Agent, the sum of the present value of the remaining scheduled payments of principal and interest on the Series R Bonds to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus         basis points, plus accrued interest thereon to the redemption date.

              At any time on or after June 1, 2021 (three months prior to the maturity date of the Series R Bonds), the redemption price will be equal to one hundred percent (100%) of the principal amount of the Series R Bonds being redeemed, plus accrued interest thereon to the redemption date.

              The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

              "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

              "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Series R Bonds that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series R Bonds.

              "Comparable Treasury Price" means, with respect to any redemption date: (i) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (ii) if the PSNH Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

              "Quotation Agent" means the Reference Treasury Dealer appointed by us.

              "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City selected by us.

              "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the PSNH Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the PSNH Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

              We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the Series R Bonds to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Series R Bonds or portions of the Series R Bonds called for redemption. If less than all of the Series R Bonds are to be redeemed, the PSNH Trustee will select the Series R Bonds to be redeemed by a method that the PSNH Trustee deems fair and appropriate and which may provide for the selection for the redemption of portions (equal to $1,000 or any multiple thereof) of the principal amount of the Series R Bonds larger than $1,000. Notice of redemption will be mailed, first-class mail postage prepaid, to each holder of Series R Bonds to be redeemed at the holder's address in the register for the Series R Bonds. If any Series R Bonds are to be redeemed in part only, the notice of redemption that relates to that Series R Bond will state the portion of the principal amount of that Series R Bond to be redeemed. In that case, we will issue a new Series R Bond of any authorized denomination, as requested, in an aggregate principal amount equal to the unredeemed portion of such Series R Bond, in the name of the holder upon cancellation of the original Series R Bond. Any notice of redemption may state that such redemption shall be conditioned upon the receipt by the paying agent, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Series R Bonds to be redeemed on such date and that if such money shall not have been so received, such notice shall be of no force or effect and we will not be required to redeem such Series R Bonds.

Global Securities

              When the Series R Bonds are initially issued, one or more global securities (the Global Securities) will represent the Series R Bonds. The Global Securities will have an aggregate principal amount equal to that of the Series R Bonds. Each Global Security will be deposited with, or on behalf of DTC, and registered in the name of Cede & Co., a nominee of DTC.

              The Global Securities will bear legends stating the restrictions on exchanges and registration of transfer and any other matters provided for by the PSNH Indenture. Please refer to "Book-Entry System" in the accompanying prospectus.

Certain Notices

              With respect to Series R Bonds represented by a Global Security, notices to be given to the holders of such Series R Bonds will be deemed to have been duly given to the holders when given to DTC, or its nominee, in accordance with DTC's policies and procedures. We believe that DTC's practice is to inform its participants of any such notice it receives in accordance with its policies and procedures. Persons who hold beneficial interests in the Series R Bonds through DTC or its direct or indirect participants may wish to consult with them about how notices and other communications relating to the Series R Bonds may be given and received through the facilities of DTC. Neither we nor the PSNH Trustee will have any responsibility with respect to those policies and procedures or for any notices or other communications among DTC, its direct and indirect participants and the beneficial owners of the Series R Bonds in global form.

              With respect to Series R Bonds not represented by a Global Security, other notices to be given to the holders of the Series R Bonds will be deemed to have been duly given to the holders upon the mailing of such notices to the holders at their respective addresses as they appear on the security register maintained by us or our agent as of the close of business the day before notice is given. Neither the failure to give any notice nor any defect in any notice given to a particular holder will affect the sufficiency of any notice given to another holder.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

              The following is a summary of certain anticipated United States federal income tax consequences of the purchase, ownership and disposition of Series R Bonds. Except where noted, this summary deals only with Series R Bonds held as capital assets by beneficial owners of the Series R Bonds who purchase Series R Bonds in this offering at the issue price. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (Code), regulations promulgated thereunder, and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of United States federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the United States federal income tax laws, such as persons that mark to market their securities, financial institutions, individual retirement and other tax-deferred accounts, tax-exempt organizations, broker-dealers, certain former U.S. citizens or long-term residents, life insurance companies, persons that hold Series R Bonds as part of a hedge against currency or interest rate risks or that hold Series R Bonds as part of a straddle, conversion transaction or other integrated investment. This summary does not address any aspect of state, local or foreign taxation.

              For purposes of this summary, a "U.S. Holder" is a beneficial owner of a Series R Bond that is, for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States,

  •
  a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source, or

  •
  a trust, if (1) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) it has a valid election in effect to be treated as a U.S. person.

              For purposes of this summary, a "Non-U.S. Holder" is a beneficial owner of a Series R Bond that is not a U.S. Holder or a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes).

              If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of Series R Bonds, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships (and partners in such partnerships) that are beneficial owners of Series R Bonds should consult their tax advisors.

U.S. Holders

              Payments of Interest.    Interest paid on the Series R Bonds will be included in the income of a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with such holder's regular method of accounting for United States federal income tax purposes. It is expected (and this discussion assumes) that the Series R Bonds will be issued at par or with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

              Sale, Exchange or Other Taxable Disposition of a Series R Bond.    Upon the sale, exchange, redemption or other taxable disposition of a Series R Bond, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the disposition, excluding any amounts attributable to accrued but unpaid interest (which will be taxable as ordinary interest income to the extent not already included in income), and the U.S. Holder's tax basis in the Series R Bond. A U.S. Holder's tax basis in a Series R Bond generally will equal its cost. This gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder has held the Series R Bond for more than one year at the time of taxable disposition and otherwise will be short-term capital gain or loss. For non-corporate U.S. Holders, long-term capital gains are subject to tax at a preferential rate. The deductibility of capital losses of all U.S. Holders is subject to limitations.

              Recently Enacted Legislation.    Recently enacted legislation will impose a 3.8% tax on the net investment income (which includes interest and net gain on a disposition of Series R Bonds) of certain U.S. individuals, trusts and estates, for taxable years beginning after December 31, 2012.

Non-U.S. Holders

              Payments of Interest.    Payments of interest on a Series R Bond received or accrued by a Non-U.S. Holder generally will qualify for the "portfolio interest" exemption and generally will not be subject to United States federal income tax or withholding tax, as long as the Non-U.S. Holder:

  •
  does not conduct a trade or business in the United States with respect to which the interest is effectively connected,

  •
  does not actually, indirectly or constructively own 10% or more of the total combined voting power of all classes of the Issuer's stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code,

  •
  is not a "controlled foreign corporation" with respect to which the Issuer is a "related person" within the meaning of Section 881(c)(3)(C) of the Code,

  •
  is not a bank whose receipt of the interest is described in Section 881(c)(3)(A) of the Code, and

  •
  satisfies the certification requirements described below.

              The certification requirements will be satisfied if either (1) the beneficial owner of the Series R Bond timely certifies, under penalties of perjury, to the Issuer or to the person who otherwise would be required to withhold U.S. tax that such owner is a Non-U.S. Holder and provides its name and address or (2) a custodian, broker, nominee or other intermediary acting as an agent for the beneficial owner (such as a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business) that holds the Series R Bond in such capacity timely certifies, under penalties of perjury, to the Issuer or to the person who otherwise would be required to withhold U.S. tax that such statement has been received from the beneficial owner of the Series R Bond by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to the Issuer or to the person who otherwise would be required to withhold U.S. tax a copy thereof. The foregoing certification may be provided on a properly completed IRS Form W-8BEN or W-8IMY (or other appropriate form), as applicable. Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than individuals.

              A Non-U.S. Holder that is not exempt from United States federal income tax or withholding tax under these rules generally will be subject to United States federal withholding tax at a rate of 30 percent unless:

  •
  the income is effectively connected with the conduct of a United States trade or business, (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder) in which case the interest will be subject to United States federal income tax on a net income basis as applicable to U.S. Holders generally (unless an applicable income tax treaty provides otherwise), or

  •
  an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

              A Non-U.S. Holder that is treated as a corporation for United States federal income tax purposes may also, under certain circumstances, be subject to an additional "branch profits" tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty.

              To claim the benefit of an income tax treaty or to claim exemption from withholding because income is effectively connected with a United States trade or business, the Non-U.S. Holder must provide the appropriate, properly executed IRS forms in a timely manner (generally an IRS Form W-8ECI).

              IRS Forms W-8BEN, W-8IMY and W-8ECI (or other appropriate form) may be required to be periodically updated.

              Sale, Exchange or Other Taxable Disposition of a Series R Bond.    A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized on the sale, exchange, retirement or other disposition of a Series R Bond unless (1) such gain is effectively connected with the conduct by the Non-U.S. Holder of a United States trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder) or (2) in the case of an Non-U.S. Holder who is an individual, the holder is present in the United States for 183 days or more during the taxable year in which such gain is realized and certain other conditions exist.

              Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to gain that is effectively connected with the Non-U.S. Holder's conduct of a United States trade or business. A Non-U.S. Holder that is treated as a corporation for United States federal income tax purposes may also, under certain circumstances, be subject to the branch profits tax as described above.

Information Reporting and Backup Withholding.

              A U.S. Holder (other than an "exempt recipient", including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding at the applicable statutory rate on, and to information reporting with respect to, payments of principal, premium, if any, and interest on the Series R Bonds, and proceeds from the sale, exchange or other disposition of the Series R Bonds, if the U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable certification requirements. Backup withholding tax is not an additional tax and may be credited against a U.S. Holder's regular United States federal income tax liability or refunded by the IRS.

              Payments of interest to a Non-U.S. Holder generally will be reported to the IRS and to the Non-U.S. Holder, whether or not such interest is subject to withholding. Copies of applicable IRS information returns may be made available under the provisions of a specific tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Non-U.S. Holders are generally exempt from backup withholding and additional information reporting on payments of principal, premium (if any), or interest (including OID), provided that the Non-U.S. Holder (1) certifies its nonresident status on the appropriate IRS Form (or a suitable substitute form) and certain other conditions are met or (2) otherwise establishes an exemption. Any backup withholding tax generally will be allowed as a credit or refund against the Non-U.S. Holder's United States federal income tax liability, if the required information is furnished to the IRS in a timely manner.

UNDERWRITING

General

              J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the joint book-running managers and as the representatives of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, between us and each of the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters have severally, but not jointly, agreed to purchase, the principal amount of Series R Bonds set forth opposite its name below:

Underwriters	Principal Amount of Series R Bonds
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

Total	$

              In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series R Bonds offered hereby if any of the Series R Bonds are purchased. The obligations of the underwriters, including their agreement to purchase the Series R Bonds from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions and to approval of legal matters by counsel.

              The underwriters have advised us that they initially propose to offer the Series R Bonds directly to the public at the public offering price set forth on the cover page hereof and may offer the Series R Bonds to certain dealers at a price that represents a concession not in excess of        % of the principal amount of the Series R Bonds. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not in excess of        % of the principal amount of the Series R Bonds, on sales to other dealers. After the initial offering of the Series R Bonds, the offering price and other selling terms may from time to time be varied by the underwriters.

              The Series R Bonds are a new issue of securities with no established trading market. The Series R Bonds will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Series R Bonds after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series R Bonds or that an active public market for the Series R Bonds will develop. If an active public trading market for the Series R Bonds does not develop, the market prices and liquidity of the Series R Bonds may be adversely affected.

              In order to facilitate the offering of the Series R Bonds, the representatives may engage in transactions that stabilize, maintain or otherwise affect the price of such series. Specifically, the representatives may overallot in connection with the offering of the Series R Bonds, creating a short position in such series for its own account. In addition, to cover overallotments or to stabilize the price of such series, the representatives may bid for, and purchase, Series R Bonds in the open market. Finally, the representatives may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Series R Bonds in the offering, if it repurchases previously distributed Series R Bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Series R Bonds above independent market levels. The representatives are not required to engage in these activities and may end any of these activities at any time without notice.

              We estimate that our expenses in connection with the offer and sale of the Series R Bonds will be approximately $            .

              We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

              We expect to deliver the Series R Bonds against payment for the Series R Bonds on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Series R Bonds. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series R Bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Series R Bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Relationships

              The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and will continue to perform, various investment or commercial banking and financial advisory services for us and our affiliates in the ordinary course of business for which they have received and will receive customary compensation. Currently, [all][certain] of the underwriters, either directly or through affiliates, are lenders under certain Northeast Utilities credit facilities, including our revolving credit facility referred to under "Use of Proceeds" above. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours and our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series R Bonds. Any such short positions could adversely affect future trading prices of the Series R Bonds. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments, and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

LEGAL OPINIONS

              Jeffrey C. Miller, an Assistant General Counsel of Northeast Utilities Service Company, our service company affiliate, and Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036-4039, counsel for the underwriters, will pass on certain legal matters relating to the Series R Bonds. As of September     , 2011, Mr. Miller beneficially owned                   common shares of NU, our parent company.

 EXPERTS

              The consolidated financial statements as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, and the related consolidated financial statement schedules, incorporated in this prospectus supplement by reference from Public Service Company of New Hampshire's Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Public Service Company of New Hampshire's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

NORTHEAST UTILITIES
Senior Notes, Common Shares, Preferred Shares, Warrants,
Share Purchase Contracts, Share Purchase Units

THE CONNECTICUT LIGHT AND POWER COMPANY
First and Refunding Mortgage Bonds

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
First Mortgage Bonds

WESTERN MASSACHUSETTS ELECTRIC COMPANY
Senior Notes

        The common shares of NU are listed on the New York Stock Exchange under the symbol "NU." Unless otherwise indicated in a prospectus supplement, the other securities described in this prospectus will not be listed on a national securities exchange.

        The principal executive office of Northeast Utilities is located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105, telephone number (413) 785-5871. The general business office of Northeast Utilities is located at 56 Prospect Street, Hartford, Connecticut 06103 and its telephone number is (860) 665-5000.

        The principal executive and business offices of The Connecticut Light and Power Company (CL&P) are located at 107 Selden Street, Berlin, Connecticut 06037 and its telephone number is (860) 665-5000.

        The principal executive office of Public Service Company of New Hampshire (PSNH) is located at Energy Park, 780 North Commercial Street, Manchester, New Hampshire 03101-1134 and its telephone number is (603) 669-4000.

        The principal executive office of Western Massachusetts Electric Company (WMECO) is located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105 and its telephone number is (413) 785-5871.

        There are risks involved with purchasing these securities. Please refer to the "RISK FACTORS" discussion on page 1 of this prospectus.

        We urge you to carefully read this prospectus and the prospectus supplement, which will describe the specific terms of an offering, together with additional information described under the caption "WHERE YOU CAN FIND MORE INFORMATION" before you make your investment decision.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2010.

PROSPECTUS

PROSPECTUS SUMMARY

        This prospectus is part of a registration statement that the Registrants filed with the Securities and Exchange Commission (the Commission) utilizing a "shelf" registration process. Under this shelf process, any of the Registrants may, from time to time, sell any combination of their securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

        As used in this prospectus, "Northeast Utilities," "NU," or the "Company" refers to Northeast Utilities, "CL&P" refers to The Connecticut Light and Power Company, "PSNH" refers to Public Service Company of New Hampshire, and "WMECO" refers to Western Massachusetts Electric Company. The terms "we," "us" and "our" refer to Northeast Utilities when discussing the securities to be issued by Northeast Utilities, CL&P when discussing the securities to be issued by CL&P, PSNH when discussing the securities to be issued by PSNH, WMECO when discussing the securities to be issued by WMECO, and collectively to all the Registrants where the context requires. "Registrants" refers to NU, CL&P, PSNH and WMECO, collectively.

RISK FACTORS

        Investing in each Registrant's securities involves risks. You should carefully consider the risks described under "Risk Factors" in Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2009 of each Registrant, filed with the Commission on February 26, 2010, and incorporated by reference in this prospectus, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in any Registrant's securities. See "WHERE YOU CAN FIND MORE INFORMATION" below.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the Securities Act), with respect to the securities offered in this prospectus. We have not included certain portions of the Registration Statement in this prospectus as permitted by the Commission's rules and regulations. Statements in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and are qualified in their entirety by reference to such exhibit. For further information, you should refer to the Registration Statement and its exhibits.

        We are subject to the informational requirements of the Securities Exchange Act of l934, as amended (the Exchange Act), and therefore we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by any of the Registrants with the Commission, at the Commission's Public Reference Room at its principal offices at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Commission's Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the Commission's Internet site at http://www.sec.gov. You can find additional information about us on Northeast Utilities' website at http://www.nu.com. The information on this website is not a part of this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus and its supplement(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

 DOCUMENTS INCORPORATED BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Later information that we file with the Commission will automatically update and supersede this information. Each Registrant incorporates by reference the documents listed below related to such Registrant and any future filings such Registrant makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed with the Commission pursuant to its rules and regulations, until we sell all the securities to which this prospectus relates, or the offering is otherwise terminated.

        Northeast Utilities:

    •
    Annual Report on Form 10-K for the year ended December 31, 2009.

        CL&P:

    •
    Annual Report on Form 10-K for the year ended December 31, 2009.

        PSNH:

    •
    Annual Report on Form 10-K for the year ended December 31, 2009.

        WMECO:

    •
    Annual Report on Form 10-K for the year ended December 31, 2009.

        We will provide to each person to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

    Susan B. Weber
    Assistant Treasurer—Finance
    c/o Northeast Utilities Service Company
    56 Prospect Street
    Hartford, Connecticut 06103

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

        We make statements in this prospectus and in the documents we incorporate by reference that are statements concerning our expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, financial performance or growth and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify our "forward-looking statements" through the use of words or phrases such as "estimate," "expect," "anticipate," "intend," "plan," "project," "believe," "forecast," "should," "could," and other similar expressions. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements by the Registrants are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause the actual results of the Registrants to differ materially from those contained in the forward-looking statements, including, but not limited to:

  (i)
  actions or inaction by local, state and federal regulatory bodies;

  (ii)
  changes in business and economic conditions, including their impact on interest rates, bad debt expense, and demand for products and services;

  (iii)
  changes in weather patterns;

  (iv)
  changes in laws, regulations or regulatory policy;

  (v)
  changes in levels and timing of capital expenditures;

  (vi)
  disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly;

  (vii)
  developments in legal or public policy doctrines;

  (viii)
  technological developments;

  (ix)
  changes in accounting standards and financial reporting regulations;

  (x)
  changes in the value of NU's remaining competitive electricity positions;

  (xi)
  actions of rating agencies; and

  (xii)
  other presently unknown or unforeseen factors.

Other risk factors are detailed from time to time in our reports filed with the Commission and we encourage you to consult such disclosures.

        All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond the control of the Registrants. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by the federal securities laws, the Registrants undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for each Registrant's management to predict all of such factors, nor can such management assess the impact of each such factor on the business of such Registrant or the extent to which any factor, or combination of factors, may cause actual results of such Registrant to differ materially from those contained in any forward-looking statements.

THE REGISTRANTS

NORTHEAST UTILITIES

        Northeast Utilities (NU), an unincorporated "voluntary association" formed under Massachusetts law, is headquartered in Hartford, Connecticut and is a public utility holding company subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC) under the Public Utility Holding Company Act of 2005. NU is engaged primarily in the energy delivery business, providing franchised retail electric service to approximately 1.9 million customers in 419 cities and towns in Connecticut, New Hampshire and western Massachusetts through three of its wholly-owned subsidiaries, CL&P, PSNH and WMECO, and franchised retail natural gas service to approximately 200,000 residential, commercial and industrial customers in 71 cities and towns in Connecticut, through its wholly-owned indirect subsidiary, Yankee Gas Services Company. NU also owns certain competitive energy businesses through its wholly-owned subsidiary, NU Enterprises, Inc. Since 2005, NU has been in the process of exiting these businesses and is now focusing exclusively on its regulated businesses. At December 31, 2009, NU Enterprises, Inc.'s remaining business consisted of (i) the few remaining wholesale marketing contracts of its subsidiary, Select Energy, Inc., and (ii) the remaining energy services business.

        NU's subsidiaries are regulated in virtually all aspects of their business by various federal and state agencies, including the Commission, the FERC, and various state and/or local regulatory authorities with jurisdiction over the industry and the service areas in which each company operates.

THE CONNECTICUT LIGHT AND POWER COMPANY

        The Connecticut Light and Power Company (CL&P), a Connecticut corporation, is a wholly-owned subsidiary of NU. CL&P is engaged in the purchase, transmission, delivery and sale of electricity to its residential, commercial and industrial customers. At December 31, 2009, CL&P furnished retail franchise electric service to approximately 1.2 million customers in 149 towns in Connecticut. CL&P does not own any electric generation facilities and has one active wholly-owned subsidiary, CL&P Funding, LLC, which was organized to facilitate the issuance of rate reduction certificates as part of a state-sponsored securitization program.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

        Public Service Company of New Hampshire (PSNH), a New Hampshire corporation, is a wholly-owned subsidiary of NU. PSNH is primarily engaged in the generation, purchase, transmission, delivery and sale of electricity to residential, commercial and industrial customers. At December 31, 2009, PSNH furnished retail franchise electric service to approximately 490,000 retail customers in 211 cities and towns in New Hampshire. PSNH also owns and operates approximately 1,200 megawatt (MW) of electricity generation assets, with a current claimed capability representing winter rates of approximately 1,170 MW. Included among these generating assets is a 50 MW wood-burning generating unit in Portsmouth, New Hampshire, which was converted from a coal-burning unit and went into full operation in December, 2006. PSNH has two active wholly-owned subsidiaries, PSNH Funding LLC, organized to facilitate the issuance of rate reduction certificates, and Properties, Inc., a real estate company.

WESTERN MASSACHUSETTS ELECTRIC COMPANY

        Western Massachusetts Electric Company (WMECO), a Massachusetts corporation, is a wholly-owned subsidiary of NU. WMECO is an electric utility engaged principally in the purchase, transmission, distribution and sale of electricity at retail to residential, commercial and industrial customers. WMECO does not own any generation facilities. At December 31, 2009, WMECO furnished retail franchise electric service to approximately 210,000 retail customers in 59 cities and towns in western Massachusetts. WMECO has a wholly-owned subsidiary, WMECO Funding, LLC, which was organized to facilitate the issuance of rate reduction certificates.

 USE OF PROCEEDS

        Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations. The specific use of proceeds from the sale of securities will be set forth in the prospectus supplement relating to each offering of these securities.

DESCRIPTION OF SECURITIES REGISTERED

NORTHEAST UTILITIES

Common Shares, Preferred Shares, Warrants, Share Purchase Contracts and Share Purchase Units

        General.    The following is a summary description of the material terms of Northeast Utilities' Common Shares, Preferred Shares, Warrants, Share Purchase Contracts and Share Purchase Units and the provisions of Northeast Utilities' Declaration of Trust. It also summarizes relevant provisions of the Massachusetts Business Corporation Act, or MBCA. Since the terms of our Declaration of Trust and the MBCA are more detailed than the general information provided below, we urge you to read the actual provisions of the Declaration of Trust and the MBCA. The following summary description does not purport to be complete and is subject in all respects to the MBCA and our Declaration of Trust. Our Declaration of Trust is incorporated by reference in the registration statement of which this prospectus forms a part. The particular terms of the Senior Notes, Common Shares, Preferred Shares, Warrants, Share Purchase Contracts and Share Purchase Units offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the securities so offered, will be described therein. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

Common Shares and Preferred Shares

        Common Shares    Our outstanding common shares are listed on the New York Stock Exchange (NYSE) under the symbol "NU". Any additional common shares we issue will also be listed on the NYSE. Common shareholders may receive dividends if and when declared by our Board of Trustees. Dividends may be paid in cash, shares or other form. All outstanding common shares are fully paid and non-assessable. Any additional common shares we issue will also be fully paid and non-assessable.

        Each common share is entitled to one vote in the election of Trustees and other matters. Common shareholders are not entitled to cumulative voting rights. We will notify common shareholders of any shareholders' meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders, if any.

        BNY Mellon Shareowner Services is our transfer agent and registrar. You may contact them by telephone at (800) 999-7269.

        Preferred Shares    We do not currently have preferred shares authorized, although our Declaration of Trust allows for the issuance of preferred shares subject to common shareholder approval. Before we can issue preferred shares we will need to obtain authorization from our Board of Trustees and our common shareholders. If we issue preferred shares, the specific designations and rights will be described in the prospectus supplement and a description will be filed with the Commission. The following description of the terms of the preferred shares sets forth certain general terms and provisions.

        Preferred shares will have such par value, if any, such priority in liquidation, such voting rights and such other rights, privileges, preferences, restrictions and limitations as may be established by our

Board of Trustees and approved by our common shareholders. In some cases, the issuance of preferred shares could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, preferred shares could also restrict dividend payments to holders of our common shares.

        The preferred shares will, when authorized and issued, be fully paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, the preferred shares will rank on parity in all respects with any outstanding preferred shares we may have at that time and will have priority over our common shares as to dividends and distributions of assets. Therefore, the rights of any preferred share may limit the rights of the holders of our common shares.

        The transfer agent, registrar, and dividend disbursement agent for a series of preferred shares will be named in a prospectus supplement. The registrar for preferred shares will send notices to shareholders of any meetings at which holders of the preferred shares have the right to elect Trustees or to vote on any other matter.

Warrants

        We may issue warrants for the purchase of preferred shares, common shares, or any combination thereof. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for us with any holders or beneficial owners of warrants.

        This summary of certain provisions of the warrants is not complete. For the complete terms of the warrants and the warrant agreement, you should refer to the provisions of the warrant agreement that we will file with the Commission in connection with the offering of such warrants.

        The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

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  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currency or currencies, in which the price of such warrants will be payable;

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  the securities purchasable upon exercise of such warrants and the price at which the securities may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

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  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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  information with respect to book-entry procedures, if any;

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  if applicable, a discussion of any material United States Federal income tax considerations; and

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  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

        We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Share Purchase Contracts and Share Purchase Units

        We may issue share purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of common shares at a future date or dates. The price per common share and the number of common shares may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as part of units consisting of a share purchase contract and beneficial interests in debt securities, preferred shares or debt obligations of third parties, including U.S. Treasury securities or obligations of our subsidiaries, securing the holders' obligations to purchase the common shares under the share purchase contracts, which we refer to in this prospectus as share purchase units. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

        The applicable prospectus supplement will describe the terms of the share purchase contracts or share purchase units, including, if applicable, collateral or depositary arrangements, relating to the share purchase contracts or share purchase units.

Massachusetts Law and Our Declaration of Trust

        General.    We are an unincorporated "voluntary association" formed under Massachusetts law, a type of entity commonly referred to as a Massachusetts business trust. For most purposes, except those explicitly set forth below, a Massachusetts business trust is a common law entity governed solely by our Declaration of Trust, which constitutes a contract among the Trustees and shareholders or beneficiaries of the trust and is comparable to a certificate of incorporation and bylaws of a corporation.

        Corporate Governance.    The rights of our shareholders are currently governed by Massachusetts law and our Declaration of Trust. Our Declaration of Trust provides that all matters properly brought before a shareholder meeting at which a quorum is present will be decided by the majority vote of the shares present or represented by proxy at the meeting, except as otherwise set forth in the Declaration of Trust and the provisions of any class or classes of preferred shares that may be authorized. The Declaration of Trust also provides that the Trustees may only be elected with the affirmative vote of the holders of a majority of the outstanding shares with general voting power. A vote of two-thirds of all shares outstanding and having voting power may be required to take certain actions.

        Amendments to Governing Documents.    Our Declaration of Trust provides that the trust may be altered, amended, added to or rescinded by the affirmative vote of at least two-thirds of the member of our Board of Trustees, provided that any such alteration, amendment, addition or rescission must also be approved by the affirmative vote or the written consent of the holders of at least two-thirds of all shares issued and outstanding and having general voting power. However, no alteration, amendment, addition or rescission adversely affecting the preferences or priorities of any preferred shares will be effective without the affirmative vote or written consent of the holders of at least two-thirds of the affected preferred shares.

        Preemptive Rights.    Our Declaration of Trust provides that the holders of common shares and convertible securities will have preemptive rights with respect to offerings for cash of common shares or securities convertible into common shares, except with respect to:

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  common shares, or the grant of rights or options on such shares, to our Trustees, directors, officers, or employees or those of a subsidiary of ours, if the issue or grant is approved by the holders of common shares at a meeting duly held for such purpose or is authorized by and consistent with a plan previously so approved by the holders of common shares;

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  common shares issued on the conversion of convertible securities, if the convertible securities were offered or issued to holders of common shares in satisfaction of their preemptive rights or were not subject to preemptive rights;

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  common shares and convertible securities offered to shareholders in satisfaction of their preemptive rights and not purchased by those shareholders;

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  common shares or convertible securities issued pursuant to a plan adjusting any rights to fractional shares or fractional interests in order to prevent the issue of fractional shares or fractional interests in these shares;

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  common shares or convertible securities issued in connection with a merger or consolidation or pursuant to an order of a court, unless such order provides otherwise;

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  common shares or convertible securities issued in a public offering or through an underwriting;

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  common shares or convertible securities released from preemptive rights through the affirmative vote or written consent of the holders of at least two-thirds of the common shares then outstanding; or

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  common shares or convertible securities held in our treasury.

        Board of Trustees.    Members of our Board of Trustees serve one-year terms and are elected annually.

        Shareholder Proposals and Trustee Nominations.    Our shareholders may submit shareholder proposals and nominate candidates for the Board of Trustees if the shareholders follow advance notice procedures described in our annual proxy statement.

        Meetings of Shareholders.    Under our Declaration of Trust, meetings of the shareholders may be called only by the chairman of the board, the president, or a majority of the Board of Trustees or may be requested by the holders of one-tenth (1/10) in interest of all shares outstanding having a right to vote.

        Indemnification of Trustees and Officers.    Our Declaration of Trust provides that we will indemnify each of its present and former Trustees and officers against any loss, liability or expense incurred in proceedings in which such person may be involved by reason of being or having been a Trustee or officer, except with respect to any matter as to which such person shall have been finally adjudicated in such proceeding not to have acted in good faith in the reasonable belief that such person's action was in our best interests. If any such proceeding is disposed of by a compromise payment by any such Trustee or officer, no indemnification payment will be provided unless a determination is made that such Trustee or officer acted in good faith in the reasonable belief that such person's action was in our best interests. Such determination must be made by either the Board of Trustees by majority vote of the quorum consisting of Trustees who were not parties to such proceeding, by our independent legal counsel in a written opinion, or by the shareholders.

        Limitation On Trustee Liability.    The Declaration of Trust provides that no member of the Board of Trustees will be liable to us or our shareholders for monetary damages due to any breach of fiduciary duty, except for:

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  breaches of such person's duty of loyalty to us or our shareholders;

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  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

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  any transaction from which such person derived an improper personal benefit.

        Anti-takeover Statutes.    A Massachusetts anti-takeover statute, Chapter 110F of the Massachusetts General Laws, prohibits any business combination with an interested shareholder, generally a person who owns or has recently owned at least 5% of the Company's outstanding voting shares, for three years after the person becomes an interested shareholder unless:

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  prior to the 5% purchase, the Board of Trustees approves either the 5% purchase or the proposed business combination;

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  the interested shareholder owned approximately 90% of the company's voting shares after making the 5% purchase which rendered him or her an interested shareholder; or

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  the Board of Trustees and holders of two-thirds of the non-interested shares approve the business combination after the acquiror has become an interested shareholder.

        Another Massachusetts anti-takeover statute, Chapter 110D of the Massachusetts General Laws, regulates the acquisition of control shares. A control share acquisition occurs when an individual aggregates a number of shares which, when added to shares already owned, would allow the acquiring person to vote at least 20% of the Company's shares. Under Chapter 110D, shares acquired in this type of a transaction would have no voting rights unless a majority of non-interested shareholders specifically voted to grant the acquiring person voting rights for these shares. In general, the acquiring person as well as our officers and employee-Trustees are not permitted to vote on whether these voting rights should be granted.

        Our Declaration of Trust does not address anti-takeover regulations or protections.

Senior Notes

        General.    The following description sets forth certain general terms and provisions of the senior unsecured notes being registered by NU (Senior Notes). The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the Senior Note Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this prospectus is a part. The particular terms of the Senior Notes offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the Senior Notes so offered will be described therein. References to section numbers under this caption are references to the section numbers of the Senior Note Indenture. Capitalized terms not defined herein have the meanings given to them in the Senior Note Indenture.

        Senior Notes will be issued under a supplemental indenture or indentures to our indenture (the Senior Note Indenture), between us and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as successor trustee (the Senior Note Trustee) dated as of April 1, 2002, as amended and supplemented. You may contact them at their Corporate Trust Administration Office at 222 Berkley Street, 2nd Floor, Boston, MA 02216, Tel. (617) 273-8368.

        The Senior Notes will be our senior unsecured debt securities and will rank equally with all of our other unsecured and unsubordinated debt. There is no requirement under the Senior Note Indenture that future issues of our debt securities be issued under the Senior Note Indenture, and we will be free to use other indentures or documentation, containing provisions different from those included in the Senior Note Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of such other debt securities.

        The Senior Note Indenture does not limit the aggregate principal amount of the Senior Notes that may be issued thereunder. The Senior Note Indenture provides that the Senior Notes will be issued in one or more series as notes or debentures. The Senior Notes may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of Senior Notes will specify:

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  the designation and aggregate principal amount of such Senior Notes;

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  the date or dates on which such Senior Notes will mature;

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  the interest rate or rates, or method of calculation of such rate or rates, on such Senior Notes, and the date from which such interest shall accrue;

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  the dates on which such interest will be payable or method by which such dates are to be determined;

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  the record dates for payments of interest;

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  any redemption terms;

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  the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Senior Notes may be repaid, in whole or in part, at our option;

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  the place or places, if any, in addition to or in the place of our office or the office of the Senior Note Trustee, where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable and where notices to us shall be sent; and

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  other specific terms applicable to such Senior Notes. (Section 301)

        Unless otherwise indicated in the applicable prospectus supplement, the Senior Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof. (Section 301)

        Unless otherwise indicated in the applicable prospectus supplement or as below described under Limitation on Liens and "Sale and Leaseback Transactions", there are no provisions in the Senior Note Indenture or the Senior Notes that require us to redeem, or permit the holders of the Senior Notes to cause a redemption of, the Senior Notes or that otherwise protect the holders of the Senior Notes in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of us.

        Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends to us, repurchase shares of their common stock from us or repay loans or advances made by us to them. Holders of the Senior Notes will generally have a junior position to claims of any holders of preferred stock and creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders. In addition to trade debt, our subsidiaries have ongoing corporate debt programs used to finance their business activities. Unless otherwise specified in a prospectus supplement, the Supplemental Indentures will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

        Registration, Transfer, Exchange and Form.    Senior Notes of any series may be exchanged for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

        Unless otherwise indicated in the applicable prospectus supplement, Senior Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer) at the office or agency maintained for such purpose with respect to any series of Senior Notes and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Note Indenture. (Section 305)

        In the event of any redemption of Senior Notes of any series, we will not be required to exchange, or register the transfer of, any Senior Notes of such series selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 305)

        Paying Agents.    We will maintain an office or agency where Senior Notes may be presented or surrendered for payment. We will give prompt written notice to the Senior Note Trustee of the location, and any change in the location, of such office or agency. If at any time we shall fail to maintain any such required office or agency or shall fail to furnish the Senior Note Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Senior Note Trustee, and, in such event, the Senior Note Trustee shall act as our agent to receive all such presentations and surrenders. (Section 1002)

        All monies paid by us to a paying agent for the payment of principal of, interest or premium, if any, on any Senior Note which remains unclaimed at the end of two years after any such principal, interest or premium shall have become due and payable will be repaid to us at our request and the Holder of such Senior Note will thereafter look only to us for payment thereof as an unsecured general creditor. (Section 1003)

        Consolidation, Merger, Conveyance, Sale or Transfer.    Nothing contained in the Senior Note Indenture prevents us from consolidating with or merging into another corporation or conveying, selling or otherwise transferring our properties and assets substantially as an entirety to any Person, provided that:

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  the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance, sale or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes by an indenture supplemental thereto, executed and delivered to the Senior Note Trustee, in form satisfactory to the Senior Note Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on our part to be performed or observed; and

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  immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

        We shall also be required to deliver to the Senior Note Trustee certificates and opinions stating that such consolidation, merger, conveyance, sale or transfer comply with the Senior Note Indenture and all relevant conditions precedent have been satisfied. (Section 801)

        Limitation on Liens.    Nothing contained in the Senior Note Indenture or in the Senior Notes in any way restricts or prevents us or any of our subsidiaries from incurring any indebtedness; provided that if this covenant is made applicable to the Senior Notes of any particular series, we will not issue, assume or guarantee (including any contingent obligation to purchase) or permit to exist any notes, bonds, debentures or other evidences of indebtedness for money borrowed (Debt) secured by a mortgage, lien, pledge, security interest or other encumbrance (Lien) upon any of our property, including the capital stock of any of our subsidiaries, without effectively providing that the outstanding Senior Notes (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with the Senior Notes) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured (provided that for purposes of providing such equal and ratable security, the principal amount of outstanding Senior Notes of any series will be such portion of the principal amount as may be specified in the terms of such series). This restriction will not, however, apply to:

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  Liens in existence on the date of the original issue of the Senior Notes to which this restriction is made applicable, including, without limitation, "stock forward" transactions;

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  Liens created solely for the purpose of securing Debt incurred to finance, refinance or refund the purchase price or cost (including the cost of construction) of property acquired after the date hereof (by purchase, construction or otherwise), or Liens in favor of guarantors of obligations or Debt representing, or incurred to finance, refinance or refund, such purchase price or cost, provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon and provided further that such Liens are created no later than 24 months after the purchase or construction;

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  Liens on any property or assets acquired from a corporation which is merged with or into us, which Liens are not created as a result of or in connection with or in anticipation of any such merger (unless such Liens were created to secure or provide for the payment of any part of the purchase price of such corporation);

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  any Lien on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); or

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  any extension, renewal or replacement of any Lien referred to in the foregoing clauses, provided that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced (plus improvements on such property).

        Notwithstanding the foregoing, we may issue or assume Debt secured by Liens on our cash which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which does not at the time of issuance or assumption exceed $100 million. The following types of transactions shall not be deemed to create Debt secured by Liens: Liens required by any contract or statute in order to permit us to perform any contract or subcontract made by it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments to us by such governmental unit pursuant to the provisions of any contract or statute; and share forwards with respect to our common shares accounted for as equity transactions under applicable accounting guidelines wherein the shares collateralize the forward repayment obligation. (Section 1007)

        Sale and Leaseback Transactions.    If this covenant is made applicable to the Senior Notes of any series, we will not enter into any Sale and Leaseback Transaction unless either:

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  we would be entitled pursuant to the "Limitation on Liens" covenant above to create Debt secured by a Lien on the property to be leased back in an amount equal to the Attributable

    Value of such Sale and Leaseback Transaction without the Senior Notes being effectively secured equally and ratably with (or prior to) that Debt; or

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  we, within 270 days after the sale or transfer of the relevant assets shall have been made, apply, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased (as determined by any two of our Trustees) to:

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  the retirement of our long-term indebtedness ranking prior to or on a parity with the Senior Notes or

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  the investment in any property used in the ordinary course of our business.

        "Attributable Value" means, as to any particular lease under which we are at any time liable as lessee and at any date as of which the amount thereof is to be determined, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Leaseback Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

        "Sale and Leaseback Transaction" means any transaction or series of related transactions relating to property now owned or hereafter acquired by us whereby we transfers the property to a person and we lease it from that person for a period, including renewals, in excess of 36 months. (Section 1012)

        Modification of the Senior Note Indenture.    The Senior Note Indenture contains provisions permitting us and the Senior Note Trustee, with the consent of the holders of a majority in principal amount of the outstanding Senior Notes, of all series affected by the modification (voting as one class), to modify the Senior Note Indenture or any supplemental indenture or the rights of the holders of the Senior Notes of such series; provided that no such modification shall without the consent of the holders of each outstanding Senior Note affected thereby:

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  Change the date upon which the principal of or the interest on any Senior Note is due and payable;

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  reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

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  change any place of payment where, or the currency in which, any Senior Note or any premium or the interest thereon is payable;

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  impair the right to institute suit for the enforcement of any payment on or after the date such payment is due (or, in the case of redemption, on or after the date fixed for such redemption);

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  reduce the aforesaid percentage of Senior Notes, the consent of the holders of which is required for any modification of the applicable supplemental indenture or for waiver by the holders of certain of their rights; or

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  Modify certain provisions of the Senior Note Indenture. (Section 902)

        The Senior Note Indenture also contains provisions permitting us and the Senior Note Trustee to amend the Senior Note Indenture in certain circumstances without the consent of the holders of any Senior Notes to evidence the succession of another Person to us, the replacement of the Senior Note Trustee and for certain other purposes, including to cure any ambiguity or defect, or correct any inconsistency, in the Senior Note Indenture, or to add or change any other provisions with respect to matters or questions arising under the Senior Note Indenture or the Senior Notes, provided such changes or additions shall not adversely affect the interests of the holders of any series of the Senior Notes in any material respect, or involve a change requiring the consent of the holders of the Senior Notes described in the preceding paragraph. (Section 901)

        Events of Default.    An Event of Default with respect to the Senior Notes is defined in the Senior Note Indenture as being:

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  Failure to pay any interest on the Senior Notes and continuance of such failure for 30 days;

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  failure to pay the principal (or premium, if any), including the payment of principal (or premium, if any) when due pursuant to any redemption provision of the Senior Notes and continuance of such failure for three days;

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  failure to pay any sinking fund installment, if any, pursuant to the terms of the Senior Notes, and continuance of such failure for a period of three days;

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  default in the performance, or breach, of any covenant or warranty of ours in the Senior Note Indenture (other than certain covenants or warranties a default in whose performance or whose breach is specifically dealt with elsewhere in the Senior Note Indenture or which has been expressly included in the Senior Note Indenture solely for the benefit of any series of Senior Notes other than that series) and continuance of such default or breach for a period of 90 days after written notice is given to us by the Senior Note Trustee or to us and the Senior Note Trustee by the holders of 33% or more in aggregate principal amount of the outstanding Senior Notes; and

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  certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving us. (Section 501)

        We will be required to file with the Senior Note Trustee annually an officers' certificate as to the existence or absence of default in performance of certain covenants in the Senior Note Indenture. (Section 1008) The Senior Note Indenture provides that the Senior Note Trustee may withhold notice to the holders of the Senior Notes of any default (except in payment of principal of (or premium, if any), or interest, if any, on, the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes) if the Senior Note Trustee in good faith determines that it is in the interest of the holders of the Senior Notes to do so. (Section 602) The Senior Note Indenture provides that, if an Event of Default due to the default in payment of principal of (or premium, if any) or interest on the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes, or due to the default in the performance or breach of any covenant or warranty in the Senior Note Indenture by us shall have happened and be continuing, either the Senior Note Trustee or the holders of 33% or more in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of all the Senior Notes to be due and payable immediately, but if we shall cure all defaults and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the Senior Notes. If an Event of Default due to certain events of bankruptcy, insolvency or reorganization has occurred and is continuing, the principal amount of all the Senior Notes shall be immediately due and payable, without any act of either the Senior Note Trustee or the holders. (Sections 502 and 513)

        Subject to the provisions of the Senior Note Indenture relating to the duties of the Senior Note Trustee, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders of the Senior Notes, unless such holders shall have offered to the Senior Note Trustee reasonable indemnity. (Section 603)

        Subject to such provision for indemnification, the holders of a majority in principal amount of the Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee with respect to the Senior Notes, provided, however, that if an Event of Default shall have occurred and be continuing with respect to less than all of the series of Senior Notes, the holders of a majority in aggregate principal amount of the Senior Notes of all such series, considered as one class, shall have the right to make such direction, and provided that the Senior Note Trustee shall have the right to decline to follow any such direction if the Senior Note Trustee shall determine that the action so directed conflicts with any law or the provisions of the Senior Note Indenture or if the Senior Note Trustee shall determine that such action would subject the Senior Note Trustee to personal liability or expense for which reasonable indemnity has not been provided. (Section 512)

        Defeasance.    We, at our option, (a) will be Discharged from any and all obligations in respect of the Senior Notes (except for certain obligations to register the transfer or exchange of Senior Notes, replace destroyed, stolen, lost or mutilated Senior Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the Senior Note Indenture described under "—Consolidation, Merger, Conveyance, Sale or Transfer" and "—Limitation of Liens" or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, if:

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  We irrevocably deposit with the Senior Note Trustee, in trust, (a) money; or (b) in certain cases, U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money; or (c) a combination thereof, in each case sufficient to pay and discharge

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  the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest, if any, on the outstanding Senior Notes on the dates such payments are due, in accordance with the terms of the Senior Notes, or to and including the redemption date irrevocably designated by us; and

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  any mandatory sinking fund payments applicable to the Senior Notes on the day on which payments are due and payable in accordance with the terms of the Senior Note Indenture and of the Senior Notes;

  •
  no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of such deposit;

  •
  we deliver to the Senior Note Trustee an opinion of counsel to the effect

  •
  that the holders of the Senior Notes will not recognize income, gain, loss or expense for Federal income tax purposes as a result of such deposit and defeasance of certain obligations;

  •
  that such provision would not cause any outstanding Senior Notes then listed on any national securities exchange to be delisted as a result thereof; and

  •
  that the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940; and

  •
  we have delivered to the Senior Note Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Senior Note Indenture relating to the satisfaction and discharge of the Senior Notes have been complied with. (Sections 403 and 1009)

        Discharged means, with respect to the Senior Notes of any series, the discharge of the entire indebtedness represented by, and obligations of ours under, the Senior Notes of such series and in the satisfaction of all the obligations of ours under the Senior Note Indenture relating to the Senior Notes of such series, except:

  •
  the rights of holders of the Senior Notes of such series to receive, from the trust fund established pursuant to the Senior Note Indenture, payment of the principal of and interest and premium, if any, on the Senior Notes of such series when such payments are due;

  •
  our obligations with respect to the Senior Notes of such series with respect to registration, transfer, exchange and maintenance of a place of payment; and

  •
  the rights, powers, trusts, duties, protections and immunities of the Senior Note Trustee under the Senior Note Indenture. (Section 101)

        U.S. Government Obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of a holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 101)

        Resignation or Removal of Senior Note Trustee.    The Senior Note Trustee may resign at any time upon written notice to us, and such resignation will take effect immediately upon the appointment of a successor Senior Note Trustee. (Sections 610 and 611)

        The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the Senior Note Trustee and us and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, under certain circumstances, we may remove the Senior Note Trustee upon notice to the Holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee. (Section 610)

        No Recourse Against Others.    The Senior Note Indenture provides that no recourse for the payment of the principal of or any premium or interest on any Senior Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours, contained in the Senior Note Indenture or in any supplemental indenture, or in any Senior Note, or because of the creation of any indebtedness represented thereby, will be had against any Trustee, incorporator, stockholder, officer or director, as such, past, present or future, of ours or any successor corporation, either directly or through us or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and in consideration for, the execution of the Senior Note Indenture and the issuance of the Senior Notes. (Section 114) Such waiver may not be effective to waive liabilities under the Federal securities laws and we understand that it is the view of the Commission that such a waiver is against public policy.

        Concerning the Senior Note Trustee.    The Senior Note Trustee under the Senior Note Indenture or affiliates of the Senior Note Trustee, are also trustees under other indentures and trust agreements of affiliates of ours and registrar and transfer agent of our common shares. In addition, an affiliate of the

Senior Note Trustee is a lending party to two of our system revolving credit facilities with total commitment amounts under each facility of approximately $34.9 million and $67.7 million.

THE CONNECTICUT LIGHT AND POWER COMPANY

The CL&P Bonds

        General.    The following description sets forth certain general terms and provisions of the first and refunding mortgage bonds being registered by CL&P (CL&P Bonds). The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the CL&P Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this prospectus is a part. The particular terms of the CL&P Bonds offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the CL&P Bonds so offered, will be described therein. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

        We will issue the CL&P Bonds in one or more series under our Indenture of Mortgage and Deed of Trust, between us and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the CL&P Bond Trustee), dated as of May 1, 1921, as amended and restated in 2005 and as supplemented and as it is to be further supplemented by one or more Supplemental Indentures, each of which would relate to one or more series of the CL&P Bonds. In this prospectus, we will refer to the Indenture of Mortgage and Deed of Trust, as amended and restated and supplemented, as the "CL&P Indenture" and we will refer to any Supplemental Indenture that will supplement the Indenture as a "Supplemental Indenture."

        Amendment and Restatement of the CL&P Indenture.    The CL&P Indenture was amended and restated substantially in its entirety on April 7, 2005. Certain provisions of such amendment (the B Provisions), however, require the consent of the holders of 100% in principal amount of all CL&P Bonds outstanding under the CL&P Indenture in order to become effective. The B Provisions will become effective automatically upon receipt of such requisite 100% consent. We have already obtained the required approval for the B Provisions from the Connecticut Department of Public Utility Control.

        Each holder of CL&P Bonds issued after 2003 (including any CL&P Bonds offered by any prospectus supplement and any CL&P Bonds offered by any future prospectus), solely by virtue of its acquisition of such CL&P Bonds, including as an owner of a book-entry or other beneficial interest therein, will have and be deemed to have consented, without the need for any further action or consent by such holder, to the B Provisions. We presently do not expect to receive the requisite 100% consent for the B Provisions, and therefore do not expect the B Provisions to become effective, until 2031, when the last two series of CL&P Bonds outstanding issued before 2004 mature.

        Accordingly, presented below are summary descriptions of the CL&P Bonds and the CL&P Indenture—as now in effect and as they will be in effect following receipt of the requisite bondholder consent, when the B Provisions become effective.

        THERE ARE MATERIAL DIFFERENCES BETWEEN THE CL&P INDENTURE AS NOW IN EFFECT AND AS IT WILL BE IN EFFECT WHEN THE B PROVISIONS BECOME EFFECTIVE, AND YOU ARE ADVISED TO CAREFULLY READ THE SUMMARIES BELOW TO UNDERSTAND THE IMPACT OF THE B PROVISIONS. THE SUMMARY DESCRIPTION OF THE PROVISIONS OF THE CL&P INDENTURE AND OF THE B PROVISIONS WHICH FOLLOWS DOES NOT PURPORT TO BE COMPLETE OR TO COVER ALL OF THE PROVISIONS THEREOF. COPIES OF THE CL&P INDENTURE, INCLUDING THE B PROVISIONS, ARE AVAILABLE FROM US AND REFERENCE IS MADE TO THE CL&P INDENTURE, INCLUDING THE B PROVISIONS, FOR A COMPLETE STATEMENT OF THE

APPLICABLE PROVISIONS. THE CL&P INDENTURE, INCLUDING THE B PROVISIONS, IS INCLUDED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

        General Terms of the CL&P Bonds.    The prospectus supplement with respect to each series of CL&P Bonds will set forth the maturity date, interest rate, interest payment dates, record dates and other specific terms and provisions for such series.

        The CL&P Bonds are to be issued only in the form of fully registered bonds without coupons in denominations of $1,000 or multiples thereof and may be presented for exchange for a like aggregate principal amount of the same series of CL&P Bonds of other authorized denominations and for transfer at the principal office of the CL&P Bond Trustee in New York City without payment in either case of any charge other than for any tax or other governmental charges required to be paid by us.

        Security.    The CL&P Indenture constitutes a first mortgage lien (subject to liens permitted by the CL&P Indenture) on substantially all of our physical property and franchises, including our generating stations, if any are acquired in the future, and our transmission and distribution facilities. We currently do not own any generating stations. Subject to the provisions of the Federal Bankruptcy Code, the CL&P Indenture will also constitute a lien on after-acquired property, although in states other than Connecticut it may be necessary to comply with applicable recording requirements to perfect the lien on after-acquired property. The CL&P Indenture also permits after-acquired property to be subject to liens prior to that of the CL&P Indenture. The security afforded by the CL&P Indenture is for the equal and ratable protection of all our presently outstanding CL&P Bonds and any CL&P Bonds which may hereafter be issued under the CL&P Indenture.

        The B Provisions would continue the existing first mortgage lien of the CL&P Indenture, but would expand both the types of property excepted from the lien and the types of permitted liens. We believe that these changes will not have a material effect on the security afforded by the mortgage lien on the property subject thereto. However, the B Provisions also would exclude any generating properties from the lien of the CL&P Indenture. Although this is not significant at present because we own no generating properties, if any such properties are acquired or constructed in the future, after effectiveness of the B Provisions, such properties would not be subject to the lien of the CL&P Indenture unless we chose to take such action.

        Unlike the current provisions of the CL&P Indenture, the B Provisions would permit us to issue certain debt other than CL&P Bonds that would be secured by liens on the mortgaged property that are equal with or prior to the lien of the CL&P Indenture. We believe that this change will not have a material effect on the security provided by the CL&P Indenture, because we may only issue such equal or prior secured debt in an aggregate principal amount up to 3% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the CL&P Indenture, plus (2) certain cash then on deposit with the CL&P Bond Trustee. This issuance requirement would not apply to our assumption of debt secured by a lien existing (or created concurrently) on property we acquire, and there would be no limit on the amount of equal or prior secured debt that we could so assume. However, the test for the issuance of additional CL&P Bonds, as described below under "—Issuance Test for New CL&P Bonds," in effect, counts all outstanding equal or prior secured debt against our ability to issue additional CL&P Bonds.

        Under certain limited circumstances, the lien of the CL&P Indenture on real property in Connecticut acquired by us after June 3, 1985 could be subordinated to a lien in favor of the State of Connecticut pursuant to a Connecticut law (Connecticut General Statutes Section 22a-452a) providing for such a lien for reimbursement for expenses incurred in containing, removing or mitigating hazardous waste. Although we presently own no property outside of Connecticut, if we acquire such property it is likely that comparable environmental lien subordination statutes would apply to any such property in other states.

        Redemption Provisions.    Unless otherwise provided in the Supplemental Indenture under which a series of the CL&P Bonds is issued and the related prospectus supplement, each series of CL&P Bonds will be redeemable at our option as a whole or in part at any time upon at least 30 days' prior written notice given by mail as provided in the CL&P Indenture at redemption prices (expressed in percentages of principal amount) that will be set forth in the Supplemental Indenture and the prospectus supplement with respect to such series, together in each case with accrued and unpaid interest to the redemption date.

        Issuance Test for New CL&P Bonds.    The CL&P Indenture permits issuance of new CL&P Bonds under the CL&P Indenture in an unlimited amount so long as, after giving effect to such issue, the aggregate amount of all outstanding CL&P Bonds and "secured debt" (generally, debt secured by a lien equal with or prior to the lien of the CL&P Indenture) in each case outstanding on the issuance date, does not exceed 75% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the CL&P Indenture and (2) certain cash then on deposit with the CL&P Bond Trustee in each case calculated as of the most recent balance sheet date.

        Sinking and Improvement Fund.    The CL&P Indenture does not contain a sinking and improvement fund requirement.

        Replacement Fund.    The CL&P Indenture does not contain a replacement fund requirement.

        Withdrawal or Application of Cash.    Cash deposited with the CL&P Bond Trustee can be applied or withdrawn by us at any time so long as there is no default under the CL&P Indenture and so long as, after giving effect to such withdrawal, we could then issue at least $1.00 of additional CL&P Bonds under the test for the issuance of additional CL&P Bonds (described above under "Issuance Test for New CL&P Bonds").

        Release of Property.    Property may be released upon compliance with the same requirements applicable to the withdrawal of cash deposited with the CL&P Bond Trustee described above under "Withdrawal or Application of Cash." The CL&P Indenture also permits dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the CL&P Bond Trustee. If we retain any interest in any property released from the lien of the CL&P Indenture, the CL&P Indenture will not constitute a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof.

        The B Provisions would provide simplified procedures for the release of minor properties.

        Dividend Restrictions.    The CL&P Indenture does not contain a dividend restriction.

        Default.    The CL&P Indenture provides that the following events will constitute "events of default" thereunder: (i) failure to pay principal; (ii) failure for 90 days to pay interest; (iii) failure to perform any of the other CL&P Indenture covenants for 90 days after notice to us; (iv) certain events of bankruptcy, insolvency or receivership, and (v) any other event or occurrence specified as an "event of default" in the terms of a particular series of CL&P Bonds. The CL&P Indenture requires us to deliver to the CL&P Bond Trustee an annual officer's certificate as to compliance with certain provisions of the CL&P Indenture.

        The CL&P Indenture provides that, if any event of default exists, the holders of a majority in principal amount of the CL&P Bonds outstanding may, after tender to the CL&P Bond Trustee of indemnity satisfactory to it, direct the sale of the mortgaged property.

        Modification of the CL&P Indenture.    The CL&P Indenture may be supplemented or amended to convey additional property, to state indebtedness of companies merged, to add further limitations to the CL&P Indenture, to evidence a successor company, or to make such provision in regard to questions arising under the CL&P Indenture as may be necessary or desirable and not inconsistent with its terms. The CL&P Indenture may also be amended without bondholder consent if the changes do not adversely affect the interests of the holders of any series of CL&P Bonds in any material respect.

        The CL&P Indenture also permits the modification, with the consent of holders of 66 2/3% of the CL&P Bonds affected, of any provision of the CL&P Indenture, except that (a) no such modification may effect a reduction of such percentage unless all bondholders consent, (b) no such modification may effect the creation of a lien equal with or prior to that of the CL&P Indenture unless all bondholders consent, (c) no bondholder who refuses to consent may be deprived of his security and (d) our obligations as to the maturities, payment of principal, interest or premium and other terms of payment may not be modified unless all affected bondholders consent.

        The B Provisions would remove the 66 2/3% consent requirement and permit modifications with the consent of holders of a majority of the CL&P Bonds so affected, but generally retains the restrictions described in (a) and (d) of the preceding paragraph. Under the B Provisions, the restriction described in (b) of the preceding paragraph would become inapplicable because the B Provisions also would permit the creation of a lien equal with or prior to that of the CL&P Indenture (as described above in the third paragraph under "Security"). The B Provisions also generally retains the restriction described in (c) of the preceding paragraph, but would permit, without bondholder consent, modifications that release the lien of the CL&P Indenture on mortgaged property having an aggregate value not greater than 10% of the aggregate value of all mortgaged property at the time the B Provisions become effective.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

The PSNH Bonds

        General.    The following description sets forth certain general terms and provisions of the first mortgage bonds being registered by PSNH (PSNH Bonds). The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the PSNH Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this prospectus is a part. The particular terms of the PSNH Bonds offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the PSNH Bonds so offered will be described therein. Capitalized terms not defined herein have the meanings given to them in the PSNH Indenture. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

        The PSNH Bonds will be issued under a first mortgage indenture dated as of August 15, 1978, as amended and supplemented (the PSNH Indenture), between us and U.S. Bank National Association, as successor trustee (the PSNH Bond Trustee).

        The PSNH Indenture provides that the PSNH Bonds will be issued in one or more series.

Amendment and Restatement of the PSNH Indenture

        We are seeking to amend and restate the PSNH Indenture substantially in its entirety (Restatement). To become effective under the PSNH Indenture, most of the changes in the Restatement require the consent of the holders of not less than a majority in principal amount of all PSNH Bonds then outstanding under the PSNH Indenture. These changes will become effective as soon as we receive the required majority consent (First Effective Date). The remaining changes require the consent of the holders of 100% in principal amount of all PSNH Bonds then outstanding under the PSNH Indenture. As a result, these remaining changes will not become effective until we receive the required unanimous consent (Second Effective Date). We have already obtained the required approvals for the Restatement from the New Hampshire Public Utilities Commission (NHPUC).

        Each holder of PSNH Bonds issued after 2007 (including any PSNH Bonds offered by any prospectus supplement and any PSNH Bonds offered by any future prospectus) solely by virtue of its acquisition of such PSNH Bonds, including as an owner of a book-entry or other beneficial interest therein, will have consented, and will be deemed to have consented, without the need for any further action or consent by such holder, to the Restatement, including any additions, deletions, and other changes (Future Changes) made prior to the time of the Restatement that: (i) add to our covenants in the Restatement, or surrender our rights or our powers in the Restatement, for the benefit of the holders of PSNH Bonds issued under the PSNH Indenture; (ii) the PSNH Trustee and its counsel may request; (iii) the NHPUC or other regulatory authority having jurisdiction over us may request; or (iv) otherwise, as we may propose after the date of the execution and delivery of the Supplemental Indenture; provided that (a) any Future Change described in clause (iv) is not, in our reasonable judgment, inconsistent with the fundamental structure and terms of the Restatement, and (b) any Future Change described in clauses (iii) or (iv) does not, in our reasonable judgment, adversely affect in any material respect the interests of the holders of PSNH Bonds issued under the PSNH Indenture.

        Thus, at some time in the future, we expect to receive the consents that we will need to cause the Restatement, together with such Future Changes, if any, to become effective. We presently expect to cause the terms of the Restatement that require majority consent to become effective promptly upon receipt of the requisite majority consent (i.e., the First Effective Date). Thereafter, the terms of the Restatement that require 100% consent would become effective automatically upon receipt of the requisite 100% consent (i.e., the Second Effective Date).

        Based on the amount of PSNH Bonds currently outstanding, assuming no bond retirements or refinancings and taking into account the consent to the Restatement received from the holders of PSNH Bonds previously issued, based upon our estimated issuances of PSNH Bonds, we presently expect that the First Effective Date will occur no earlier than 2011. We presently expect that the Second Effective Date will occur no earlier than the date on which the last series of PSNH Bonds which have not already consented to the Restatement matures in 2035.

        Set forth below is a summary description of the material provisions of the PSNH Indenture and the material changes to the PSNH Indenture to be effected by the Restatement. Except where it is specifically indicated that a particular provision of the Restatement will not become effective until the Second Effective Date, each provision of the Restatement described below will become effective on the First Effective Date.

        THERE ARE MATERIAL DIFFERENCES BETWEEN THE PSNH INDENTURE AS NOW IN EFFECT AND AS IT WILL BE IN EFFECT IF AND WHEN IT IS AMENDED BY THE RESTATEMENT. YOU ARE ADVISED TO CAREFULLY READ THE SUMMARIES BELOW TO UNDERSTAND THE IMPACT OF THE RESTATEMENT. THE SUMMARY DESCRIPTION OF THE PROVISIONS OF THE PSNH INDENTURE AND OF THE RESTATEMENT WHICH FOLLOWS DOES NOT PURPORT TO BE COMPLETE OR TO COVER ALL OF THE PROVISIONS THEREOF. COPIES OF THE PSNH INDENTURE AS NOW IN EFFECT AND THE FORM OF PROPOSED RESTATEMENT ARE AVAILABLE FROM US. REFERENCE IS MADE TO THE PSNH INDENTURE AS NOW IN EFFECT AND THE FORM OF PROPOSED RESTATEMENT FOR A COMPLETE STATEMENT OF THE APPLICABLE PROVISIONS.

        General Terms of the PSNH Bonds. The PSNH Bonds may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of PSNH Bonds will specify:

  •
  the designation and aggregate principal amount of such PSNH Bonds;

  •
  the date or dates on which such PSNH Bonds will mature;

  •
  the interest rate or rates, or method of calculation of such rate or rates, on such PSNH Bonds, and the date from which such interest shall accrue;

  •
  the dates on which such interest will be payable or method by which such dates are to be determined;

  •
  the record dates for payments of interest;

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  any redemption or sinking fund terms;

  •
  the period or periods within which, the price or prices at which, and the terms and conditions upon which, such PSNH Bonds may be repaid, in whole or in part, at our option;

  •
  the place or places, if any, in addition to or in the place of our office or the office of the PSNH Bond Trustee, where the principal of (and premium, if any) and interest, if any, on such PSNH Bonds shall be payable and where notices to PSNH shall be sent; and

  •
  other specific terms applicable to such PSNH Bonds.

        Unless otherwise indicated in the applicable prospectus supplement, the PSNH Bonds will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

        Security.    The PSNH Indenture constitutes a first mortgage lien (subject to permitted liens under the PSNH Indenture) on substantially all of our property and franchises, including our generating stations and our transmission and distribution facilities. The PSNH Indenture also permits after-acquired property to be subject to liens prior to that of the PSNH Indenture. The security afforded by the PSNH Indenture is for the equal and ratable protection of all of the presently outstanding PSNH Bonds and any PSNH Bonds that we may issue in the future under the PSNH Indenture.

        The Restatement will continue the existing first mortgage lien of the PSNH Indenture, but the Restatement will expand both the types of property excepted from the lien and the types of permitted liens. We believe that these changes will not have a material effect on the security afforded by the mortgage lien on the property subject to the lien.

        In addition, the Restatement will permit us to issue certain debt, other than PSNH Bonds, secured by liens on the mortgaged property ranking equal with or prior to the lien of the PSNH Indenture. Commencing on the First Effective Date and continuing until the Second Effective Date, however, such equal or prior liens will not be permitted on any material portion of the mortgaged property. Such equal or prior liens will be permitted on a material portion of the mortgaged property commencing on the Second Effective Date. We believe that this change will not have a material effect on the security provided by the PSNH Indenture because we may only issue such equal or prior secured debt in an aggregate principal amount of up to 3% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the PSNH Indenture, plus (2) certain cash then on deposit with the PSNH Trustee, and then only if we would otherwise be permitted under the terms of the PSNH Indenture to issue $1.00 of additional PSNH Bonds. This issuance requirement will not apply to our assumption of debt secured by an existing lien (or a lien created concurrently) on property we acquire after the First Effective Date, and there is no limit on the amount of equal or prior secured debt that we could assume. However, after the First Effective Date, the New Test for the Issuance of Additional PSNH Bonds (as defined below under the caption "—Issuance of additional PSNH Bonds"), in effect, counts outstanding equal or prior secured debt against our ability to issue additional PSNH Bonds.

        Issuance of additional PSNH Bonds.    Under the PSNH Indenture, we may issue additional PSNH Bonds (in addition to certain refunding bonds and bonds issued against the deposit of an equal amount of cash) if, after giving effect to such issuance, certain limitations are met.

        We may also issue additional PSNH Bonds (i) to refund other bonds or certain prior lien obligations provided that if we issue PSNH Bonds to refund bonds or prior lien obligations more than one year after the maturity of such bonds or prior lien obligations, the PSNH Bonds so issued are subject to certain limitations and (ii) against the deposit of an equal amount of cash with the PSNH Trustee.

        If we deposit cash with the PSNH Trustee as a basis to issue PSNH Bonds, we may withdraw the cash from time to time in an amount equal to (i) 66 2/3% of available bondable property additions or (ii) the aggregate principal amount of PSNH Bonds or refundable prior lien obligations that would otherwise be available to be made the basis of the issue of additional PSNH Bonds. We may also use the cash to purchase or redeem bonds as we may designate.

        Except for certain refunding bonds, we may not issue additional PSNH Bonds unless our net earnings, as defined and as computed without deducting income taxes, for 12 consecutive calendar months during the period of 15 consecutive calendar months immediately preceding the first day of the month in which the application to the PSNH Trustee for additional PSNH Bonds is made, were equal to at least two times our annual interest requirements.

        The Restatement will eliminate all of the above-described issuance requirements and replace them with a new test for the issuance of additional PSNH Bonds (New Test for the Issuance of Additional PSNH Bonds). The New Test for the Issuance of Additional PSNH Bonds allows us to issue new bonds under the PSNH Indenture in an unlimited amount so long as, after giving effect to such issue, the aggregate amount of all outstanding PSNH Bonds and "secured debt" (generally, debt secured by a lien equal with or prior to the lien of the PSNH Indenture) does not exceed 75% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the PSNH Indenture plus (2) certain cash then on deposit with the PSNH Trustee.

        Redemption provisions.    Under the PSNH Indenture, unless otherwise provided in the supplemental indenture under which a series of PSNH Bonds is issued, each series of PSNH Bonds is redeemable at our option, as a whole or in part, at any time upon prior written notice given by mail as provided in the PSNH Indenture, at redemption prices set forth in the applicable supplemental indenture with respect to such series, together in each case with accrued and unpaid interest to the redemption date. The Restatement will not affect these redemption provisions.

        Renewal and replacement fund.    Under the PSNH Indenture, on or before May 1 of each year, we are required to deliver to the PSNH Trustee a maintenance certificate dated within thirty days of the delivery date. If the maintenance certificate shows a "replacement deficit" (generally, the amount by which the aggregate amount expended by us for property additions is less than a specified replacement fund requirement), we must, concurrently with the filing of the certificate, satisfy such replacement deficit by depositing cash with the PSNH Trustee, or by depositing with the PSNH Trustee bonds or refundable prior lien obligations which would otherwise be available as a basis for the issuance of additional PSNH Bonds, or by specifying to the PSNH Trustee bondable property additions. Upon application to the PSNH Trustee, we may use any cash so deposited to purchase or redeem PSNH Bonds. Please refer to "Description of Securities Registered—Public Service Company of New Hampshire—The PSNH Bonds—Renewal and Replacement Fund" in the accompanying prospectus. The Restatement will eliminate the renewal and replacement fund requirement.

        Release of property.    Under the PSNH Indenture, unless we are in default in the performance of any of the covenants or provisions of the PSNH Indenture, we may obtain the release from the lien of the PSNH Indenture of any part, but less than substantially all, of the mortgaged property if we (i) certify that the mortgaged property is no longer necessary in the conduct of our business and that the security of the PSNH Indenture will not be impaired, and (ii) deposit with the PSNH Trustee an amount in cash or property at least equal to the fair value to us of the mortgaged property to be released.

        The PSNH Indenture generally allows us to sell or dispose of property without a release but free from the lien of the PSNH Indenture upon replacing or substituting the property with other property of at least equal value, except that we may sell or dispose of property having an aggregate cost or fair value, whichever is less, of not more than $5 million in any year without depositing the proceeds with the PSNH Trustee.

        The Restatement will permit mortgaged property to be released from the lien of the PSNH Indenture so long as there is no default under the PSNH Indenture and so long as, after giving effect to such release, we could then issue at least $1.00 of additional PSNH Bonds under the New Test for the Issuance of Additional PSNH Bonds.

        The Restatement will also permit dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the PSNH Trustee. If we retain any interest in any property released from the lien of the PSNH Indenture, the PSNH Indenture will not constitute a lien on the property or our interest in the property, or any improvements, extensions or additions to the property, or renewals, replacements or substitutions of or for the property or any of its parts. The Restatement will also simplify procedures for the release of minor properties from the lien of the PSNH Indenture.

        Withdrawal of funds held by the trustee.    Under the PSNH Indenture, any funds deposited with the PSNH Trustee and any other funds held by the PSNH Trustee as part of the trust estate are to be paid over from time to time by the PSNH Trustee upon our application to the PSNH Trustee or upon the order of our Treasurer or an Assistant Treasurer, in an amount equal to 100% of bondable property additions or in an amount equal to the principal amount of PSNH Bonds or refundable prior lien obligations concurrently deposited with the PSNH Trustee which would otherwise be available as a basis for the issue of additional PSNH Bonds.

        Under the PSNH Indenture, any funds held by the PSNH Trustee as part of the trust estate (other than funds deposited in a sinking or improvement fund for the benefit of a particular series of PSNH Bonds) are to be, at our election and in accordance with our request, applied by the PSNH Trustee (i) from time to time to the purchase of outstanding PSNH Bonds in the manner provided in the PSNH Indenture, (ii) to the payment at maturity of any PSNH Bonds issued and outstanding under the PSNH Indenture, or (iii) to reduce the amount we are required to deposit with the PSNH Trustee in connection with the redemption of PSNH Bonds issued and outstanding under the PSNH Indenture.

        The Restatement will permit us to apply or withdraw cash deposited with the PSNH Trustee at any time so long as there is no default under the PSNH Indenture and so long as, after giving effect to such withdrawal, we could then issue at least $1.00 of additional PSNH Bonds under the New Test for the Issuance of Additional PSNH Bonds.

        Events of default.    The following events constitute events of default under the PSNH Indenture: (i) the failure to pay principal; (ii) the failure to pay interest for 30 days; (iii) the failure to perform any of the other PSNH Indenture covenants for 90 days after notice to us; (iv) the default beyond any applicable grace period under one or more prior lien obligations aggregating not less than $25 million; and (v) certain events of bankruptcy, insolvency or receivership.

        The Restatement will modify the above-described event of default provisions by increasing from 30 days to 90 days the grace period for any failure to pay interest described in clause (ii), commencing on the Second Effective Date; by eliminating the event of default with respect to prior lien obligations described in clause (iv), commencing on the First Effective Date; and by including as an additional enumerated event of default any other event or occurrence specified as an event of default in the terms of a particular series of PSNH Bonds, commencing on the First Effective Date.

        The PSNH Indenture provides that, if an event of default exists, the PSNH Trustee may, and upon the written request of the holders of 25% or more in principal amount of the PSNH Bonds then outstanding, the PSNH Trustee will, declare the principal of all the PSNH Bonds then outstanding to be immediately due and payable, and that upon the occurrence of certain events of bankruptcy, insolvency or receivership, the principal of all the PSNH Bonds then outstanding shall become due and payable without any action by the holders of PSNH Bonds or the PSNH Trustee, subject in each case to the right of holders of a majority in principal amount of PSNH Bonds then outstanding to disapprove, rescind or annul such declaration.

        The Restatement will replace the acceleration provisions described above and will provide that, if any event of default exists, the PSNH Trustee or the holders of a majority in principal amount of the PSNH Bonds outstanding may declare the principal of all of the PSNH Bonds then outstanding to be immediately due and payable.

        Modification of the PSNH Indenture without consent of holders.    Under the PSNH Indenture, without the consent of the holders of PSNH Bonds, we may supplement or amend the PSNH Indenture to, among other things, convey additional property, add to our covenants and agreements, evidence a successor to us, correct any defective or ambiguous provision in the PSNH Indenture, provide for the issue of PSNH Bonds of any series, comply with the rules and regulations of any securities exchange on which any of the PSNH Bonds may be listed, reflect accounting changes as appropriate to conform with generally accepted accounting principles, or modify, amend, or supplement the PSNH Indenture or any supplemental indenture to permit qualification under the Trust Indenture Act of 1939.

        The Restatement generally will retain the provisions permitting modifications to the PSNH Indenture without the consent of the holders of PSNH Bonds. In addition, the Restatement will provide that the PSNH Indenture may be modified without the consent of holders of PSNH Bonds to (i) add any additional events of default, (ii) provide for the procedures required to permit us to utilize, at our option, a non-certificated system of registration for all or any series of PSNH Bonds, and (iii) amend and restate the PSNH Indenture, in its entirety, with additions, deletions and other changes that will not adversely affect the interests of the holders of the PSNH Bonds in any material respect.

        Modification of the PSNH Indenture with consent of holders.    With the consent of the holders of not less than a majority in aggregate principal amount of the PSNH Bonds at the time outstanding (or in case one or more, but less than all, of the series of PSNH Bonds then outstanding would be materially adversely affected, with the consent of not less than a majority in aggregate principal amount of the PSNH Bonds of each series then outstanding which would be materially adversely affected by the action proposed to be taken), we may supplement the PSNH Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSNH Indenture or of any supplemental indenture. However, no such supplemental indenture may (i) permit the extension of time or times of payment of principal, interest or premium or the reduction in the principal amount or the rate of interest or otherwise affect the terms of payment in respect of the PSNH Bonds unless all affected holders of PSNH Bonds consent, (ii) reduce the percentage of principal amount of PSNH Bonds, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all PSNH Bonds outstanding, (iii) permit the creation by us of any mortgage or pledge or lien in the nature thereof, ranking prior to or equal with the lien of the PSNH Indenture, and not otherwise permitted under the PSNH Indenture, on any material part of the trust estate without the consent of the holders of all PSNH Bonds outstanding, or (iv) deprive the holder of any PSNH Bond outstanding of the lien of the PSNH Indenture on any material part of the trust estate without the express consent of the holder of each PSNH Bond affected thereby.

        The Restatement will retain the majority consent requirement for modifications of the PSNH Indenture with the consent of holders of PSNH Bonds and will also generally retain the restrictions described in clauses (i), (ii), and (iv) above (except that the Restatement will permit modifications described in clause (iv), without consent of the holders of PSNH Bonds, that release the lien of the PSNH Indenture on mortgaged property if the lesser of the aggregate cost or aggregate fair value of the mortgaged property to be released and previously released without consent of the holders of PSNH Bonds would not be more than 10% of the lesser of the aggregate cost or aggregate fair value of the mortgaged property as of the end of the calendar year in which the First Effective Date occurs). The restriction described in clause (iii) above would no longer apply because the Restatement will permit the creation of liens equal with or prior to that of the PSNH Indenture. Please refer to the discussion under "—Security", above. However, the Restatement will prohibit, without the consent of the holder of each PSNH Bond affected thereby, any modification of the provisions permitting such equal or prior liens that would allow such liens prior to the Second Effective Date on any material part of the mortgaged property.

WESTERN MASSACHUSETTS ELECTRIC COMPANY

The WMECO Senior Notes

        General.    The following description sets forth certain general terms and provisions of the senior unsecured notes being registered by WMECO (WMECO Notes). The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the WMECO Note Indenture, which is incorporated herein by reference and is an exhibit to the Registration Statement of which this prospectus is a part. The particular terms of the WMECO Notes offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the WMECO Notes so offered will be described therein. References to section numbers under this caption are references to the section numbers of the WMECO Note Indenture. Capitalized terms not defined herein have the meanings given to them in the WMECO Note Indenture. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

        The WMECO Notes will be issued under a supplemental indenture or indentures to our indenture (the WMECO Note Indenture), between us and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as successor trustee (the WMECO Note Trustee), dated as of September 1, 2003, as amended and supplemented. You may contact them at their Corporate Trust Administration Office at 222 Berkley Street, 2nd Floor, Boston, MA 02216, Tel. (617) 273-8368.

        The WMECO Notes will be our senior unsecured debt securities and will rank equally with all of our other unsecured and unsubordinated debt. There is no requirement under the WMECO Note Indenture that future issues of our debt securities be issued under the WMECO Note Indenture, and we will be free to use other indentures or documentation, containing provisions different from those included in the WMECO Note Indenture or applicable to one or more issues of WMECO Notes, in connection with future issues of such other debt securities.

        The WMECO Note Indenture does not limit the aggregate principal amount of the WMECO Notes that may be issued thereunder. The WMECO Note Indenture provides that the WMECO Notes will be issued in one or more series as notes or debentures. The WMECO Notes may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of WMECO Notes will specify:

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  the designation and aggregate principal amount of such WMECO Notes;

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  the date or dates on which such WMECO Notes will mature;

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  the interest rate or rates, or method of calculation of such rate or rates, on such WMECO Notes, and the date from which such interest shall accrue;

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  the dates on which such interest will be payable or method by which such dates are to be determined;

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  the record dates for payments of interest;

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  any redemption terms;

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  the period or periods within which, the price or prices at which, and the terms and conditions upon which, such WMECO Notes may be repaid, in whole or in part, at our option;

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  the place or places, if any, in addition to or in the place of our office or the office of the Senior Note Trustee, where the principal of (and premium, if any) and interest, if any, on such WMECO Notes shall be payable and where notices to WMECO shall be sent; and

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  other specific terms applicable to such WMECO Notes. (Section 301)

        Unless otherwise indicated in the applicable prospectus supplement, the WMECO Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof. (Section 301)

        Unless otherwise indicated in the applicable prospectus supplement or as below described under "Limitation on Liens" and "Sale and Leaseback Transactions", there are no provisions in the WMECO Note Indenture or the WMECO Notes that require us to redeem, or permit the holders of the WMECO Notes to cause a redemption of, the WMECO Notes or that otherwise protect the holders of the WMECO Notes in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of us.

        Our ability to meet our obligations under the WMECO Notes is dependent on our earnings and cash flows. Unless otherwise specified in a prospectus supplement, the Supplemental Indentures will not limit the amount of indebtedness or preferred stock we may issue.

        Registration, Transfer, Exchange and Form.    WMECO Notes of any series may be exchanged for other WMECO Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

        Unless otherwise indicated in the applicable prospectus supplement, WMECO Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer) at the office or agency maintained for such purpose with respect to any series of WMECO Notes and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the WMECO Note Indenture. (Section 305)

        In the event of any redemption of WMECO Notes of any series, we will not be required to exchange, or register the transfer of, any WMECO Notes of such series selected, called or being called for redemption except, in the case of any WMECO Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 305)

        Paying Agents.    We will maintain an office or agency where WMECO Notes may be presented or surrendered for payment. We will give prompt written notice to the WMECO Note Trustee of the location, and any change in the location, of such office or agency. If at any time we shall fail to maintain any such required office or agency or shall fail to furnish the WMECO Note Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the WMECO Note Trustee, and, in such event, the WMECO Note Trustee shall act as our agent to receive all such presentations and surrenders. (Section 1002)

        All monies paid by us to a paying agent for the payment of principal of, interest or premium, if any, on any WMECO Note which remains unclaimed at the end of two years after any such principal,

interest or premium shall have become due and payable will be repaid to us at our request and the Holder of such WMECO Note will thereafter look only to us for payment thereof as an unsecured general creditor. (Section 1003)

        Consolidation, Merger, Conveyance, Sale or Transfer.    Nothing contained in the WMECO Note Indenture prevents us from consolidating with or merging into another corporation or conveying, selling or otherwise transferring our properties and assets substantially as an entirety to any Person, provided that:

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  the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance, sale or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes by an indenture supplemental thereto, executed and delivered to the Senior Note Trustee, in form satisfactory to the WMECO Note Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the WMECO Notes and the performance of every covenant of the WMECO Note Indenture on our part to be performed or observed; and

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  immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

        We shall also be required to deliver to the WMECO Note Trustee certificates and opinions stating that such consolidation, merger, conveyance, sale or transfer comply with the WMECO Note Indenture and all relevant conditions precedent have been satisfied. (Section 801)

        Limitation on Liens.    Nothing contained in the WMECO Note Indenture or in the WMECO Notes in any way restricts or prevents us from incurring any indebtedness; provided that if this covenant is made applicable to the WMECO Notes of any particular series, we will not issue, assume or guarantee (including any contingent obligation to purchase) or permit to exist any notes, bonds, debentures or other evidences of indebtedness for money borrowed (Debt) secured by a mortgage, lien, pledge, security interest or other encumbrance (Lien) upon any of our property, without effectively providing that the outstanding WMECO Notes of such series (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with the WMECO Notes of such series) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured (provided that for purposes of providing such equal and ratable security, the principal amount of outstanding WMECO Notes of any series will be such portion of the principal amount as may be specified in the terms of such series). This restriction will not, however, apply to:

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  Liens in existence on the date of the original issue of the WMECO Notes to which this restriction is made applicable;

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  Liens created solely for the purpose of securing Debt incurred to finance, refinance or refund the purchase price or cost (including the cost of construction) of property acquired after the date of the Senior Note Indenture (by purchase, construction or otherwise), or Liens in favor of guarantors of obligations or Debt representing, or incurred to finance, refinance or refund, such purchase price or cost, provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon and provided further that such Liens are created no later than 24 months after the purchase or construction;

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  Liens on any property or assets acquired from a corporation which is merged with or into us, which Liens are not created as a result of or in connection with or in anticipation of any such merger (unless such Liens were created to secure or provide for the payment of any part of the purchase price of such corporation);

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  Any Lien on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); or

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  Any extension, renewal or replacement of any Lien referred to in the foregoing clauses, provided that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced (plus improvements on such property).

        Notwithstanding the foregoing, we may issue or assume Debt secured by Liens which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which does not at the time of issuance or assumption exceed 10% of the principal amount of the WMECO Notes then outstanding. (Section 1007)

        Sale and Leaseback Transactions.    If this covenant is made applicable to the WMECO Notes of any series, we will not enter into any Sale and Leaseback Transaction unless either:

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  we would be entitled, pursuant to the "Limitation on Liens" covenant above, to create Debt secured by a Lien on the property to be leased back in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without the WMECO Notes being effectively secured equally and ratably with (or prior to) that Debt; or

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  we, within 270 days after the sale or transfer of the relevant assets shall have been made, apply, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased (as determined by any two of our Directors) to:

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  the retirement of our long-term indebtedness ranking prior to or on a parity with the WMECO Notes or

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  the investment in any property used in the ordinary course of our business.

        "Attributable Value" means, as to any particular lease under which we are at any time liable as lessee and at any date as of which the amount thereof is to be determined, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Leaseback Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

        "Sale and Leaseback Transaction" means any transaction or series of related transactions relating to property now owned or hereafter acquired by us whereby we transfer the property to a person and we lease it from that person for a period, including renewals, in excess of 36 months. (Section 1012)

        Modification of the WMECO Note Indenture.    The WMECO Note Indenture contains provisions permitting us and the WMECO Note Trustee, with the consent of the holders of a majority in principal amount of the outstanding WMECO Notes, of all series affected by the modification (voting as one class), to modify the WMECO Note Indenture or any supplemental indenture or the rights of the holders of the WMECO Notes of such series; provided that no such modification shall without the consent of the holders of each outstanding WMECO Note affected thereby:

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  change the date upon which the principal of or the interest on any WMECO Note is due and payable;

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  reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

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  change any place of payment where, or the currency in which, any WMECO Note or any premium or the interest thereon is payable;

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  impair the right to institute suit for the enforcement of any payment on or after the date such payment is due (or, in the case of redemption, on or after the date fixed for such redemption);

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  reduce the aforesaid percentage of WMECO Notes, the consent of the holders of which is required for any modification of the applicable supplemental indenture or for waiver by the holders of certain of their rights; or

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  modify certain provisions of the WMECO Note Indenture. (Section 902)

        The WMECO Note Indenture also contains provisions permitting us and the WMECO Note Trustee to amend the WMECO Note Indenture in certain circumstances without the consent of the holders of any WMECO Notes to evidence the succession of another person to us, the replacement of the WMECO Note Trustee and for certain other purposes, including to cure any ambiguity or defect, or correct any inconsistency, in the WMECO Note Indenture, or to add or change any other provisions with respect to matters or questions arising under the WMECO Note Indenture or the WMECO Notes, provided such changes or additions shall not adversely affect the interests of the holders of any series of the WMECO Notes in any material respect, or involve a change requiring the consent of the holders of the WMECO Notes described in the preceding paragraph. (Section 901)

        Events of Default.    An Event of Default with respect to the WMECO Notes is defined in the WMECO Note Indenture as being:

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  failure to pay any interest on the WMECO Notes and continuance of such failure for 30 days;

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  failure to pay the principal (or premium, if any), including the payment of principal (or premium, if any) when due pursuant to any redemption provision of the WMECO Notes and continuance of such failure for three days;

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  failure to pay any sinking fund installment, if any, pursuant to the terms of the WMECO Notes, and continuance of such failure for a period of three days;

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  default in the performance, or breach, of any covenant or warranty of ours in the WMECO Note Indenture (other than certain covenants or warranties a default in whose performance or whose breach is specifically dealt with elsewhere in the WMECO Note Indenture or which has been expressly included in the WMECO Note Indenture solely for the benefit of any series of WMECO Notes other than that series) and continuance of such default or breach for a period of 90 days after written notice is given to us by the WMECO Note Trustee or to us and the WMECO Note Trustee by the holders of 33% or more in aggregate principal amount of the outstanding WMECO Notes; and

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  certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving us. (Section 501)

        We will be required to file with the WMECO Note Trustee annually an officers' certificate as to the existence or absence of default in performance of certain covenants in the WMECO Note Indenture. (Section 1008) The WMECO Note Indenture provides that the WMECO Note Trustee may withhold notice to the holders of the WMECO Notes of any default (except in payment of principal of (or premium, if any), or interest, if any, on, the WMECO Notes or in the payment of any sinking fund installment with respect to the WMECO Notes) if the WMECO Note Trustee in good faith determines that it is in the interest of the holders of the WMECO Notes to do so. (Section 602) The WMECO Note Indenture provides that, if an Event of Default due to the default in payment of principal of (or premium, if any) or interest on the WMECO Notes or in the payment of any sinking fund installment with respect to the WMECO Notes, or due to the default in the performance or breach of any covenant or warranty in the WMECO Note Indenture by us shall have happened and be continuing, either the WMECO Note Trustee or the holders of 33% or more in aggregate principal amount of the outstanding WMECO Notes may declare the principal amount of all the WMECO Notes to be due and payable immediately, but if we shall cure all defaults and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the WMECO Notes. If an Event of Default due to certain events of bankruptcy, insolvency or reorganization has occurred and is continuing, the principal amount of all the WMECO Notes shall be immediately due and payable, without any act of either the WMECO Note Trustee or the holders. (Sections 502 and 513)

        Subject to the provisions of the WMECO Note Indenture relating to the duties of the WMECO Note Trustee, the WMECO Note Trustee will be under no obligation to exercise any of its rights or powers under the WMECO Note Indenture at the request or direction of any of the holders of the WMECO Notes, unless such holders shall have offered to the WMECO Note Trustee reasonable indemnity. (Section 603)

        Subject to such provision for indemnification, the holders of a majority in principal amount of the WMECO Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the WMECO Note Trustee, or exercising any trust or power conferred on the WMECO Note Trustee with respect to the WMECO Notes, provided, however, that if an Event of Default shall have occurred and be continuing with respect to less than all of the series of WMECO Notes, the holders of a majority in aggregate principal amount of the WMECO Notes of all such series, considered as one class, shall have the right to make such direction, and provided that the WMECO Note Trustee shall have the right to decline to follow any such direction if the WMECO Note Trustee shall determine that the action so directed conflicts with any law or the provisions of the WMECO Note Indenture or if the WMECO Note Trustee shall determine that such action would subject the WMECO Note Trustee to personal liability or expense for which reasonable indemnity has not been provided. (Section 512)

        Defeasance.    We, at our option, (a) will be Discharged from any and all obligations in respect of the WMECO Notes (except for certain obligations to register the transfer or exchange of WMECO

Notes, replace destroyed, stolen, lost or mutilated WMECO Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the WMECO Note Indenture described under "—Consolidation, Merger, Conveyance, Sale or Transfer" and "—Limitation of Liens" or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, if:

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  we irrevocably deposit with the WMECO Note Trustee, in trust, (a) money or (b) in certain cases,

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  U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money; or

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  a combination thereof, in each case sufficient to pay and discharge

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  the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest, if any, on the outstanding WMECO Notes on the dates such payments are due, in accordance with the terms of the WMECO Notes, or to and including the redemption date irrevocably designated by us

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  no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of such deposit;

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  we deliver to the WMECO Note Trustee an opinion of counsel to the effect

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  that the holders of the WMECO Notes will not recognize income, gain, loss or expense for Federal income tax purposes as a result of such deposit and defeasance of certain obligations; this condition, however, shall not apply if (i) WMECO shall have irrevocably designated a Redemption Date, (ii) such Redemption Date is no more than 60 days after the date of the deposit referred to above and (iii) we comply with the remaining conditions; and

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  that the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940; and

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  we have delivered to the WMECO Note Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the WMECO Note Indenture relating to the satisfaction and discharge of the WMECO Notes have been complied with. (Sections 403 and 1009)

        Discharged means, with respect to the WMECO Notes of any series, the discharge of the entire indebtedness represented by, and obligations of ours under, the WMECO Notes of such series and in the satisfaction of all the obligations of ours under the WMECO Note Indenture relating to the WMECO Notes of such series, except:

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  the rights of holders of the WMECO Notes of such series to receive, from the trust fund established pursuant to the WMECO Note Indenture, payment of the principal of and interest and premium, if any, on the WMECO Notes of such series when such payments are due;

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  our obligations with respect to the WMECO Notes of such series with respect to registration, transfer, exchange and maintenance of a place of payment; and

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  the rights, powers, trusts, duties, protections and immunities of the Senior Note Trustee under the WMECO Note Indenture. (Section 101)

        U.S. Government Obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of a holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 101)

        Resignation or Removal of Senior Note Trustee.    The WMECO Note Trustee may resign at any time upon written notice to us, and such resignation will take effect immediately upon the appointment of a successor WMECO Note Trustee. (Sections 610 and 611)

        The WMECO Note Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the WMECO Note Trustee and us and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding WMECO Notes. In addition, under certain circumstances, we may remove the WMECO Note Trustee upon notice to the Holder of each WMECO Note outstanding and the WMECO Note Trustee, and appointment of a successor WMECO Note Trustee. (Section 610)

        No Recourse Against Others.    The WMECO Note Indenture provides that no recourse for the payment of the principal of or any premium or interest on any WMECO Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours, contained in the WMECO Note Indenture or in any supplemental indenture, or in any WMECO Note, or because of the creation of any indebtedness represented thereby, will be had against any trustee, incorporator, stockholder, officer or director, as such, past, present or future, of ours or any successor corporation, either directly or through us or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and in consideration for, the execution of the WMECO Note Indenture and the issuance of the WMECO Notes. (Section 114) Such waiver may not be effective to waive liabilities under the Federal securities laws and we understand that it is the view of the Commission that such a waiver is against public policy.

        Concerning the Senior Note Trustee.    The WMECO Note Trustee under the WMECO Note Indenture, and affiliates of the WMECO Note Trustee, are also trustees under other indentures and trust agreements of affiliates of ours. In addition, the WMECO Note Trustee is a lending party to two of our system revolving credit facilities with total commitment amounts under each facility of approximately $34.9 million and $67.7 million.

BOOK-ENTRY SYSTEM

        The Depository Trust Company (DTC), New York, NY, will act as securities depository for the securities being registered by this Registration Statement (the Securities). The Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Security certificate will be issued for each issue of the Securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.

        DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the

New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants (Direct Participants) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-US. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). DTC has Standard & Poor's highest rating: AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Purchases of Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

        To facilitate subsequent transfers, all Securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the Security documents. For example, Beneficial Owners of Securities may wish to ascertain that the nominee holding the Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

        Redemption notices shall be sent to DTC. If less than all of the Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Securities unless authorized by a Direct Participant in accordance with DTC's MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the securities issuer (Issuer) as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Redemption proceeds, distributions, and dividend payments on the Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from Issuer or Agent, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, Agent, or Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Issuer or Agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        A Beneficial Owner shall give notice to elect to have its Securities purchased or tendered, through its Participant, to Tender/Remarketing Agent, and shall effect delivery of such Securities by causing the Direct Participant to transfer the Participant's interest in the Securities, on DTC's records, to Tender/Remarketing Agent. The requirement for physical delivery of Securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Securities are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered Securities to Tender/Remarketing Agent's DTC account.

        DTC may discontinue providing its services as depository with respect to the Securities at any time by giving reasonable notice to Issuer or Agent. Under such circumstances, in the event that a successor depository is not obtained, Security certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

LEGAL OPINIONS

        Unless otherwise noted in the applicable prospectus supplement, legal opinions relating to the validity of the securities will be given by Jeffrey C. Miller, Assistant General Counsel of Northeast Utilities Service Company, a service company affiliate of ours. We currently anticipate that Pillsbury Winthrop Shaw Pittman LLP, New York, New York, will pass on certain matters with respect to the securities registered for any underwriters, agents or dealers.

 EXPERTS

        The consolidated financial statements and the related consolidated financial statement schedules, incorporated in this prospectus by reference from Northeast Utilities' and subsidiaries Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Northeast Utilities' and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and the related consolidated financial statement schedules, incorporated in this prospectus by reference from The Connecticut Light and Power Company and subsidiaries Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of The Connecticut Light and Power Company and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and the related consolidated financial statement schedules, incorporated in this prospectus by reference from Public Service Company of New Hampshire and subsidiaries Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Public Service Company of New Hampshire and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and the related consolidated financial statement schedules, incorporated in this prospectus by reference from Western Massachusetts Electric Company and subsidiary's Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Western Massachusetts Electric Company and subsidiary's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$

Public Service Company
of New Hampshire

        % First Mortgage Bonds, Series R, due 2021

PROSPECTUS SUPPLEMENT
September     , 2011

Joint Book-Running Managers

BofA Merrill Lynch

J.P. Morgan

Co-Manager

Wells Fargo Securities